                                                                     EXHIBIT 2.4



                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

                                      AMONG


                         SUNBELT AUTOMOTIVE GROUP, INC.
                                       AND
                              BAG GEORGIA IV, INC.

                                       AND

                              DAY'S CHEVROLET, INC.
                                       AND
                         CALVIN DIEMER AND ALVIN DIEMER


                                  MARCH 3, 1998

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
ARTICLE 1
PURCHASE AND SALE OF SHARES.................................................................................-1-
     1.1      Description of Transaction....................................................................-1-
     1.4      Tax Consequences..............................................................................-6-
     1.5      Further Action................................................................................-6-
     1.6      Net Worth Adjustment..........................................................................-6-

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE STOCKHOLDERS........................................................................-10-
     2.1      Organization and Good Standing...............................................................-10-
     2.2      Subsidiaries.................................................................................-10-
     2.3      Capitalization...............................................................................-10-
     2.4      Authority, Approvals and Consents............................................................-11-
     2.5      Financial Statements.........................................................................-12-
     2.6      Absence of Undisclosed Liabilities...........................................................-12-
     2.7      Absence of Material Adverse Effect;  Conduct of Business.....................................-12-
     2.8      Taxes........................................................................................-14-
     2.9      Legal Matters................................................................................-17-
     2.10     Property.....................................................................................-17-
                       (a)      Owned Real Property........................................................-17-
                       (b)      Leases.....................................................................-18-
                       (c)      Fee and Leasehold Interests................................................-18-
                       (d)      No Proceedings.............................................................-18-
                       (e)      Current Use................................................................-18-
                       (f)      Compliance with Real Property Laws.........................................-18-
                       (g)      Real Property Taxes........................................................-19-
                       (h)      Leased Premises............................................................-19-
                       (i)      Certificate of Occupancy;  Utilities;  Eminent Domain......................-19-
     2.11     Environmental Matters........................................................................-19-
     2.12     Inventories..................................................................................-20-
     2.13     Notes and Accounts Receivable................................................................-20-
     2.14     Insurance....................................................................................-20-
     2.15     Contracts....................................................................................-20-
     2.16     Labor Relations..............................................................................-22-
     2.17     Employee Benefit Plans.......................................................................-23-
     2.18     Other Benefit and Compensation Plans or Arrangements.........................................-25-
     2.19     Transactions with Insiders...................................................................-26-
     2.20     Propriety of Past Payments...................................................................-26-
     2.21     Interest in Competitors......................................................................-26-
     2.22     Brokers......................................................................................-26-
     2.23     Territorial Restrictions.....................................................................-26-
     2.24     Intellectual Property........................................................................-26-
                       (a)      Title......................................................................-26-
                       (b)      Licensing Arrangements.....................................................-27-
                       (c)      Litigation.................................................................-27-
                       (d)      Due Registration...........................................................-27-


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
                           (e)      Use of Name and Mark.......................................................-27-
         2.25     Deposit Accounts;  Powers of Attorney........................................................-27-
         2.26     Disclosure...................................................................................-28-

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.............................................................-28-
         3.1      Ownership of Target Shares;  Title...........................................................-28-
         3.2      Authority....................................................................................-28-
         3.3      Broker's Fees................................................................................-29-
         3.4      Investment...................................................................................-29-

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SAG AND SUB..................................................................-29-
         4.1      Organization and Good Standing...............................................................-29-
         4.2      Authority;  Approvals and Consents...........................................................-29-
         4.3      Brokers......................................................................................-30-
         4.4      Disclosure...................................................................................-30-

ARTICLE 5
COVENANTS AND ADDITIONAL AGREEMENTS............................................................................-30-
         5.1      Access;  Confidentiality; Remedies...........................................................-30-
         5.2      Furnishing Information;  Announcements.......................................................-31-
         5.3      Certain Changes and Conduct of Business......................................................-31-
         5.4      No Intercompany Payables or Receivables......................................................-34-
         5.5      Negotiations.................................................................................-34-
         5.6      Consents;  Cooperation.......................................................................-34-
         5.7      Additional Agreements........................................................................-35-
         5.8      Interim Financial Statements.................................................................-35-
         5.9      Notification of Certain Matters..............................................................-35-
         5.10     Assurance by the Stockholders................................................................-36-
         5.11     Antitrust Improvements Act Compliance........................................................-36-
         5.12     Use of Business Name.........................................................................-36-
         5.13     Related Party / Stockholders Loan............................................................-36-
         5.14     Stock Restriction Agreement..................................................................-36-
         5.15     Personal Items...............................................................................-36-
         5.16     Liability for Transfer Taxes.................................................................-37-
         5.17     Release by Stockholders......................................................................-37-
         5.18     .............................................................................................-37-

ARTICLE 6
CONDITIONS TO THE OBLIGATIONS OF SAG AND SUB TO EFFECT THE CLOSING.............................................-37-
         6.1      Representations and Warranties;  Agreements;  Covenants......................................-37-
         6.2      Authorization;  Consent......................................................................-38-
         6.3      Opinions of the Company's and the Stockholder's Counsel......................................-38-
         6.4      Absence of Litigation........................................................................-38-
         6.5      No Material Adverse Effect...................................................................-38-
         6.6      Registration Statement. .....................................................................-38-
         6.7      Completion of Due Diligence..................................................................-39-
         6.8      Real Estate Lease Agreement..................................................................-39-
         6.9      Board Approval...............................................................................-39-

         6.10     Certificates.................................................................................-39-
         6.11     Legal Matters................................................................................-39-
         6.12     Approval of Manufacturer and Distributor.....................................................-39-
         6.13     Employment Agreement;........................................................................-39-
         6.14     Environmental Laws...........................................................................-39-
         6.15     Lease Termination Agreement/Memorandum of Lease/Consents and Estoppels.
                   ............................................................................................-39-
         6.16     Resignation of the Company's Directors.......................................................-39-
         6.17     Schedules....................................................................................-40-
         6.18     Share Certificates...........................................................................-40-
         6.19     Non-Foreign Status...........................................................................-40-

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS
TO EFFECT THE CLOSING..........................................................................................-40-
         7.1      Representations and Warranties;  Agreements..................................................-40-
         7.2      Authorization of the Agreement;  Consents....................................................-40-
         7.3      Opinions of SAG's and Sub's Counsel..........................................................-40-
         7.4      Absence of Litigation........................................................................-41-
         7.5      Real Estate Lease Agreement. ................................................................-41-
         7.6      Certificates.................................................................................-41-
         7.7      Legal Matters................................................................................-41-

ARTICLE 8
TERMINATION....................................................................................................-41-
         8.1      Termination..................................................................................-41-
         8.2      Effect of Termination........................................................................-42-

ARTICLE 9
INDEMNIFICATION AND SURVIVAL...................................................................................-43-
         9.1      Survival of Representations and Warranties...................................................-43-
         9.2      Indemnification Provisions for Benefit of the Buyer..........................................-43-
         9.3      Indemnification Provisions for Benefit of the Stockholders...................................-44-
         9.4      Matters Involving Third Parties..............................................................-45-
         9.5      Other Indemnification Provisions.............................................................-45-
         9.6      Tax Savings..................................................................................-46-

ARTICLE 10
TAX MATTERS....................................................................................................-46-
         10.1     Tax Matters..................................................................................-46-
         10.2     Section 338(h)(10) Election..................................................................-46-
         10.3     Tax Periods Ending on or Before the Closing Date.............................................-46-
         10.4     Tax Periods Beginning Before and Ending After the Closing Date...............................-47-
         10.5     Cooperation on Tax Matters...................................................................-47-
         10.6     Certain Taxes................................................................................-47-

ARTICLE 11
MISCELLANEOUS..................................................................................................-48-
         11.1     Fees and Expenses............................................................................-48-
         11.3     Headings.....................................................................................-49-


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
         11.4     Notices......................................................................................-50-
         11.5     Assignment...................................................................................-51-
         11.6     Entire Agreement.............................................................................-51-
         11.7     Waiver and Amendments........................................................................-51-
         11.8     Counterparts.................................................................................-51-
         11.9     Governing Law................................................................................-52-
         11.10    Accounting Terms.............................................................................-52-
         11.11    Schedules....................................................................................-52-
         11.12    Severability.................................................................................-52-
         11.13    Remedies.....................................................................................-52-
         11.14    Time Is Of the Essence.......................................................................-52-
         11.15    Certain Definitions..........................................................................-52-

         Addendum 1 -      Allocation of Merger Consideration Amongst Stockholders

         Exhibit A -       Escrow Agreement
         Exhibit B -       Opinion Letter of Company Counsel
         Exhibit C -       Employment Agreement
         Exhibit D -       Non-Competition and Confidentiality Agreement
         Exhibit E -       Opinion Letter of SAG's Counsel


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



                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

         This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is entered into as of March 3, 1998 by and between SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("SAG"), BAG GEORGIA IV, a Georgia corporation ("Sub"), DAY'S CHEVROLET, INC., a Georgia corporation (the "Company"), and CALVIN DIEMER and ALVIN DIEMER (each, a "Stockholder" and collectively, the "Stockholders"). SAG, Sub, the Company and the Stockholders are referred to collectively as the "Parties." SAG and Sub are sometimes collectively referred to as the "Buyer."

                              W I T N E S S E T H:

         WHEREAS, the Company operates a Chevrolet automobile and truck dealership businesses in Acworth, Georgia;

         WHEREAS, the Stockholders own all of the issued and outstanding shares of common stock, _____ par value, of the Company (the "Target Shares") in the following amounts:

                  (a)      Calvin Diemer: 50%
                  (b)      Alvin Diemer: 50%

         WHEREAS, Sub is a wholly-owned subsidiary of SAG; and

         WHEREAS, SAG, Sub and the Company intend to effect a merger of the Company into Sub in accordance with this Agreement and the Georgia Business Corporations Code (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and the Sub will continue to exist as the surviving corporation of the Merger;

         WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(D) of the Code.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

1.1      DESCRIPTION OF TRANSACTION.

         (A) MERGER OF THE COMPANY INTO SUB. Upon the terms and conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Sub, and the separate existence of the Company shall cease. Sub shall continue as the surviving corporation of said Merger (the "Surviving Corporation").

         (B) EFFECT OF MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Georgia Business Corporations Code.

         (C) CLOSING; EFFECTIVE TIME.

                  (i) Subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of SCHNADER HARRISON SEGAL & LEWIS, LLP in Atlanta, Georgia, or any other location agreed upon by the Parties, contemporaneously with the SAG IPO described in the Registration Statement referred to in Section
                           6.6 hereof.

                  (ii) If the SAG IPO fails to close on or before the Closing Date Deadline, as such date may have been extended pursuant to Section 1.1(d) hereof, then, upon the mutual agreement of all Parties, the Parties shall have the option to consummate the Merger and the other transactions contemplated by this Agreement upon such terms and conditions that are mutually acceptable to the Parties (in which event said alternate consummation shall for purposes herein be referred to as the "Closing"), and said Closing shall take place at the offices of SCHNADER HARRISON SEGAL & LEWIS, LLP in Atlanta, Georgia, or any other location agreed upon by the Parties

                  (iii) The date on which the Closing actually occurs is herein referred to as the "Closing Date." On or before the Closing Date, a properly executed certificate of merger for the Merger, conforming with the requirements of the Georgia Business Corporations Code (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Georgia. The Merger shall take effect on the Closing Date (the "Effective Time").

         (D)      LOCK-UP CONSIDERATION; EXTENSION OF CLOSING DATE DEADLINE

                  (i)      In consideration of the covenants contained in
                           Section 5.5 hereof, SAG shall pay to the Stockholders the sum of Fifty-Five Thousand Dollars ($55,000) ("Lock-Up Consideration"), which shall be paid as follows:

                                    (a)     SAG shall place into an escrow
                                            account with the law firm of Moore
                                            Ingram Johnson & Steele, LLP (the
                                            Company's legal counsel) ("Escrow
                                            Agent"), simultaneously with the
                                            execution of this Agreement, the sum
                                            of Ten Thousand Dollars ($10,000)
                                            (the "Lock-Up Deposit"), all in
                                            accordance with an escrow agreement
                                            substantially in the form attached
                                            hereto as EXHIBIT A (the "Escrow
                                            Agreement"). The release of the
                                            Lock-Up Deposit shall be governed by
                                            the terms and conditions of the
                                            Escrow Agreement.

                                    (b)     If the Closing occurs on or prior to
                                            11:59 p.m. EST on June 30, 1998 (the
                                            "Closing Date Deadline"), the
                                            Lock-Up Deposit amount shall be
                                            credited against and deducted from
                                            the Merger Consideration due
                                            hereunder, and the balance of the
                                            Lock Up Consideration shall no
                                            longer be due.

                                    (c)     If the Closing does not occur on or
                                            before the Closing Date Deadline, or
                                            if this Agreement is terminated by
                                            SAG or Sub prior to Closing Date
                                            Deadline for any reason, the Escrow
                                            Agent
                                            shall pay the Lock-Up Deposit to the
                                            Stockholders in accordance with the
                                            terms and conditions of the Escrow
                                            Agreement, and, in addition thereto,
                                            SAG shall pay to the Stockholders,
                                            on or before the earlier of (i) July
                                            3, 1998 or (ii) three (3) business
                                            days following the termination of
                                            this Agreement, as applicable, the
                                            balance of the Lock-Up Consideration
                                            (the sum of Forty-Five Thousand
                                            Dollars ($45,000)) in immediately
                                            available funds.

                  (ii) In the event the Closing does not occur on or before the Closing Date Deadline, SAG shall have the unconditional right and option, in SAG's sole discretion, to extent the Closing Date Deadline to 11:59 p.m. EST on July 31, 1998 (in which event, for all purposes in this Agreement, the Closing Date Deadline shall mean 11:59 p.m. EST on July 31, 1998), provided that SAG shall pay to the Stockholders, on or prior to June 30, 1998, the sum of Fifteen Thousand Dollars ($15,000) ("First Extension Consideration") as consideration for such extension, such amount to be in addition to the Lock-Up Consideration. If the Closing occurs on or prior to the Closing Date Deadline as extended by this Section 1.1(d)(ii), the Lock-Up Consideration and the First Extension Consideration amounts shall be credited against and deducted from the Merger Consideration due hereunder.

                  (iii) In the event SAG elects to extended the initial Closing Date Deadline pursuant to Section 1.1(d)(ii) above, and in the event the Closing does not occur on or before 11:59 p.m. EST on July 31, 1998, SAG shall have the unconditional right and option, in SAG's sole discretion, to extent the Closing Date Deadline (as extended pursuant to Section 1.1(d)(ii) above) to 11:59 p.m. EST on August 31, 1998 (in which event, for all purposes in this Agreement, the Closing Date Deadline shall mean 11:59 p.m. EST on August 31,
                           1998), provided that SAG shall pay to the Stockholders, on or prior to July 31, 1998, the sum of Fifteen Thousand Dollars ($15,000) as consideration for such additional extension, such amount to be in addition to the Lock-Up Consideration and the First Extension Consideration. If the Closing occurs on or prior to the Closing Date Deadline as extended by this Section 1.1(d)(iii), the Lock-Up Consideration, the First Extension Consideration and the Second Extension Consideration amounts shall be credited against and deducted from the Merger Consideration due hereunder.

         (E) MERGER CONSIDERATION. The aggregate consideration for the Merger (the "Merger Consideration") shall be TEN MILLION FIVE HUNDRED THOUSAND Dollars ($10,500,000.00). The Merger Consideration shall be allocated amongst the Stockholders in accordance with ADDENDUM 1 attached hereto and shall be paid by the Sub as follows:

                  (i) Forty-Five percent (45%) of the Merger Consideration shall be paid to the Stockholders by the Sub at the Closing in cash or other immediately available funds ("Cash Consideration"), to be divided amongst the Stockholders on a pro-rata basis based on their stock ownership interest in the Company.

                  (ii) Fifty-Five percent (55%) of the Merger Consideration, which represents the balance of the Merger Consideration, shall be paid to the Stockholders at the Closing in the form of SAG Common Stock in accordance with Section 1.1(g) hereof (the "Stock Consideration").

         (F) ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Upon the Effective Time:

                  (i) the Articles of Incorporation of Sub shall continue as the Articles of Incorporation of the Surviving Corporation;

                  (ii) the Bylaws of Sub shall continue as the Bylaws of the Surviving Corporation;

                  (iii) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be selected by SAG.

         (G) CONVERSION OF SHARES. Subject to Section 1.1(i)(iii), the manner of converting the Target Shares into shares of SAG Common Stock shall be as is set forth in this Section 1.1(g). As of the Effective Time of the Merger, all of the Target Shares, by virtue of the Merger without any action on the part of the holder thereof, automatically shall be deemed to represent that number of shares of SAG Common Stock that is equal to the number obtained by dividing the Stock Consideration by the SAG IPO Share Price (the "SAG Stock Consideration Shares"). The SAG Stock Consideration Shares shall be divided amongst the Stockholders on a pro-rata basis based on their stock ownership interest in the Company.

         (H) CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the holders of the Target Share Certificates (as hereinafter defined) shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all such Target Shares. No further transfer of any such Target Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Target Shares is presented to Sub or SAG, such certificate shall be canceled and shall be exchanged as provided in
Section 1.1(i).

         (I)      EXCHANGE OF CERTIFICATES.

                  (i) At the Closing, each Stockholder shall surrender its certificate representing any of the common stock of the Company owned by said Stockholder (the "Target Share Certificates") to Surviving Corporation, together with such transmittal documents as SAG or Surviving Corporation may reasonably require.

                  (ii) No fractional shares of SAG Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. Any fractional shares shall be rounded up to the next whole share and any Stockholder who would otherwise be entitled to receive a fraction of a share of SAG Common Stock (after aggregating all fractional shares of SAG Common Stock issuable to such holder) shall, in lieu of such fractional share, receive said additional whole share.

                  (iii) Until surrendered as contemplated by this Section 1.1(i)(iii), each Company Share Certificate shall be deemed from and after the Effective Time, to represent only the right to receive a pro-rata share of the Merger Consideration. If any Company Share Certificate shall have been lost, stolen or destroyed, the Sub may, at its discretion and as a condition precedent to the delivery of any Merger Consideration to the Stockholder who owns such lost, stolen or destroyed

                           Company Share Certificate, require said owner to provide an appropriate affidavit and to deliver a bond (in such sum as SAG or the Sub may reasonably direct) as indemnity against any Claim that may be made against SAG or Sub with respect to such Company Share Certificate.

                  (iv) The shares of SAG Shares to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

                                THE SECURITIES REPRESENTED HEREBY HAVE NOT
                                BEEN REGISTERED UNDER THE SECURITIES ACT OF
                                1933 (THE "ACT") AND MAY NOT BE OFFERED,
                                SOLD OR OTHERWISE TRANSFERRED, ASSIGNED,
                                PLEDGED OR HYPOTHECATED UNLESS AND UNTIL
                                REGISTERED UNDER THE ACT OR UNLESS THE
                                COMPANY HAS RECEIVED AN OPINION OF COUNSEL
                                SATISFACTORY TO THE COMPANY AND ITS COUNSEL
                                THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (v) The Sub shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of the Target Shares pursuant to this Agreement such amounts as the Sub may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (vi) The Sub shall not be liable to any holder or former holder of the Target Shares for any shares of SAG Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.2 PRE-JANUARY 1, 1998 TAXED INCOME DISTRIBUTIONS AND BASIS. Between the date of this Agreement and the Closing Date, the Company shall be entitled to make distributions to the Stockholders of previously taxed income, additional paid-in-capital and basis in common stock (each, a "Pre-1998 Distribution" and collectively the "Pre-1998 Distributions"). The amount will be distributed with respect to the Stockholders' previously taxed income, additional paid-in-capital and common stock which, as of December 31, 1997, equaled One Million Dollars ($1,000,000). The Company or the Stockholders will provide written notice to SAG and Sub at least five (5) business days prior to the Closing Date of each planned or executed Pre-1998 Distribution. In the event the Pre-1998 Distributions, in the aggregated, exceed said One Million Dollar ($1,000,000) amount, the Merger Consideration shall be reduced by such excess, on a dollar-for-dollar basis.

1.3 1998 EARNINGS DISTRIBUTIONS. Between the date of this Agreement and the Closing Date, the Company shall be entitled to make distributions to the Stockholders of any 1998 Earnings (hereinafter defined) of the Company ("1998 Earnings Distributions"), provided that the Company or the Stockholders will provide written notice to SAG and Sub at least five (5) business days prior to the Closing Date of each planned or executed 1998 Earnings Distribution. For purposes herein, "1998 Earnings" shall equal the accrual basis income and expenses of the Company after December 31, 1997, which amount shall be computed on a basis consistent with the closing records (for tax purposes) of the Company as of December 31, 1997, except that: (a) 1998 Earnings shall include sixty percent (60%) of the increase in the computed last-in/first-out ("LIFO") reserve for the period commencing on January 1, 1998 and ending on the Closing Date; (b) used car and truck inventories of the Company shall be mutually agreed upon by the Parties; and (c) bad debt reserve shall be mutually agreed upon by the Parties.

1.4 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" with respect to the Company and Sub within the meaning of Sections 1.368- 2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by SAG or the Sub to be necessary or desirable to carry out the purposes of this Agreement or to vest the Sub with full title, right and possession of and to all rights and property of the Company, the officers and directors of the Sub shall be fully authorized (in the name of the Company and otherwise) to take such action, except as otherwise provided in Section 10.3 hereof.

1.6      NET WORTH ADJUSTMENT.

         (a) Within forty-five (45) days after the Closing Date, ERNST & YOUNG, LLC (the "Accountants") shall prepare, at the cost and expense of SAG and/or Sub, a balance sheet of the Company dated as of the Closing Date (the "Closing Date Balance Sheet"). The Accountants shall prepare the Closing Date Balance Sheet on the same basis and in accordance with the accounting principles, methods and practices used in preparing the Company's 1997 Balance Sheet (as hereinafter defined) prepared on a first-in/first-out basis ("FIFO") by Mr. John Carpentier of the accounting firm of Tarpley & Underwood, P.C., accountants to the Company, and agreed to by Mr. Ricky Brown, Controller of SAG (the "Accounting Principles"). Within thirty (30) days after the Parties' receipt of the completed Closing Date Balance Sheet, Mr. Carpentier and Mr. Brown shall mutually determine the net worth of the Company as of the Closing Date (the "Closing Date Net Worth"). The Closing Date Net Worth shall be determined based on the Closing Date Balance Sheet prepared by the Accountants and using the Accounting Principles, provided, however, that inventory shall be determined on a LIFO basis and sixty percent (60%) of the increase in the LIFO reserve for the period commencing on January 1, 1998 and ending on the Closing Date shall be added to determine the Closing Date Net Worth. The determination by Mr. Carpentier and Mr. Brown with respect to the Closing Date Balance Sheet and the Closing Date Net Worth shall be conclusive and binding upon the Parties.

         (b) In connection with the preparation of the Closing Date Balance Sheet, the Accountants will conduct, at the cost and expense of SAG and/or Sub, a physical inventory at the location where inventory is held by the Company and, from the results of such inventory and prior to the Closing Date, prepare, at the cost and expense of SAG and/or Sub, a schedule setting forth the nature and quality of such inventory to be included in the Closing Date Balance Sheet. The determination of the Accountants with respect to such inventory shall be conclusive and binding upon the Parties.

         (c) If the Closing Date Net Worth is less than zero (0) (the amount of any such deficiency being referred to herein as the "Net Worth Deficiency"), the Stockholders shall pay to Sub, on a dollar for dollar basis, the entire amount of such Net Worth Deficiency (the "New Worth Deficiency Payment Amount") by wire transfer or other immediately available funds within three (3) business days after the date on which the Closing Date Net Worth has been determined (the "CDNW Determination Date"), together with interest on such amount from the Closing Date to the date of the CDNW Determination Date at the prime rate or its equivalent (as announced from time to time by Citibank, N.A.).

         (d) If the Closing Date Net Worth is greater than zero (0) (the amount of any such excess being referred to herein as the "Net Worth Excess"), the Sub shall pay to the Stockholders, on a dollar for dollar basis, the entire amount of such Net Worth Excess (the "Net Worth Excess Payment Amount") by wire transfer or other immediately available funds within three (3) business days after the CDNW Determination Date, together with interest on such amount from the Closing Date to the date of the CDNW Determination Date at the prime rate or its equivalent (as announced from time to time by Citibank, N.A.). The Net Worth Excess Payment Amount shall be allocated to the Stockholders on the same ratio basis as the Merger Consideration is allocated amongst the Stockholders in accordance with ADDENDUM 1.

1.7 MINIMUM FLOOR PLAN REQUIREMENT. As of the Date of the Closing Date, the Company shall not be "Out of Trust," as such term is commonly used in the automotive business and relates to the floor plan of the Company's new and used cars. As of the Closing Date, the Company's floor plan liability must not exceed the Company's Floor Plan Assets by more than three percent (3%), where "Floor Plan Assets" shall mean the Company's actual inventory of financed automobiles, plus its contracts in transits, plus its current (not over ninety (90) days) fleet car receivables. If, as of the date of Closing Date, the floor plan liability exceeds the Company's Floor Plan Assets by more than three percent (3%), then such excess shall be offset against and deducted from the Cash Consideration at the time of Closing.

1.8      PRICE PROTECTION FOR STOCK CONSIDERATION.

         (a) PRICE PROTECTION. SAG acknowledges and agrees that the Stockholders accept the Stock Consideration with the understanding that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the "Second Anniversary Date") (such two-year period is hereinafter referred to as the "Valuation Period), they will realize an aggregate value of no less than Five Million Seven Hundred Seventy Five Thousand and No/100 Dollars ($5,775,000) (the "Monetary Consideration Value") for such Stock Consideration. If, on the Second Anniversary Date, there is a deficiency between the amount of cash consideration the Stockholders have received from the liquidation of any or all of the Stock Consideration and the Monetary Consideration Value, SAG covenants and agrees to make the Stockholders whole for such deficiency through the issuance of registered stock or the payment of cash equal to any such deficiency, as hereinafter set forth (the "Price Protection"). To help ensure that the Stockholders realize the Monetary Consideration Value during the Valuation Period, SAG may utilize or select to implement, at SAG's sole cost and expense, various types of methodologies (including, without limitation, the filing of a registration statement with the Securities and Exchange Commission, the use of collars, or any other method selected by SAG), designed to maintain the value of SAG's common stock.

         (b) LIQUIDATION AGENT. The Stockholders covenant and agree that throughout the Valuation Period, they shall utilize Raymond James and Associates, Inc. (the "Raymond James") as their sole liquidation agent for the purpose of liquidating any of the Stock Consideration, unless SAG consents to the use of another liquidation agent in writing, which consent SAG may withhold or deny in SAG's sole discretion (an "Approved Agent"). If Stockholders fail to so utilize Raymond James or an Approved Agent for the liquidation of any or all of the Stock Consideration during the Valuation Period, the Price Protection set forth in this Section 1.8 shall become completely null and void and SAG shall no longer be required to provide any Price Protection to any of the Stock Consideration.

         (c) LIQUIDATION OF STOCK. The Stockholders covenant and agree that throughout the Valuation Period, they shall liquidate any or all of the Stock Consideration at the times, in the manner and in the amounts directed by Raymond James. If Raymond James directs the Stockholders to liquidate any or all of the Stock Consideration (in each such instance, such stock is hereinafter referred to as the "Directed Stock"), and the Stockholders fail to so liquidate any or all of the Directed Stock at the times, in the manner and in the amounts directed by Raymond James (such non-complying Directed Stock is hereinafter referred to as the "Non-Complying Directed Stock"), then the Price Protection set forth in this Section 1.8 shall become completely null and void only with respect to the Non-Complying Directed Stock, and SAG shall no longer be required to provide any Price Protection with respect to the Non-Complying Directed Stock. SAG shall pay all of the brokerage fees, expenses or commissions due to Raymond James and/or any Approved Agent in connection with the sale or liquidation of any properly sold or liquidated Directed Stock or any or all of the Stock Consideration that is sold or liquidated through an Approved Agent (the "Brokerage Expenses"). The Stockholders may subsequently liquidate or sell any Non-Complying Directed Stock for cash consideration only. In the event of any such subsequent sale or liquidation of the NonComplying Directed Stock, Raymond James or the Approved Agent, as the case may be, who will act as the liquidating agent, shall promptly provide notice to SAG of such sale or liquidation, and such notice shall include the date on which the Non-Complying Directed Stock is sold or liquidated, the number of shares of Non-Complying Directed Stock sold, and the aggregate consideration for which the NonComplying Directed Stock was sold or liquidated (such amount is hereinafter referred to as the "NonComplying Directed Stock Value").

         (d) COOPERATION. The Stockholders covenant and agree to cooperate fully with SAG, at SAG's expense, in SAG's efforts to maintain the value of SAG's common stock, and the Stockholders covenant and agree to execute any and all reasonable documentation as may be required to effectuate the methodologies selected by SAG to maintain said value.

         (e) SECOND ANNIVERSARY PRICE PROTECTION. If, on the Second Anniversary Date, (i) the Stockholders still have a right to receive Price Protection pursuant to this Section 1.8, and (ii) the Aggregate Stock Value ("Aggregate Stock Value," for purposes herein, shall mean the aggregate cash consideration (net of any Brokerage Expenses) that the Stockholders receive for the sale of any or all of the Stock Consideration (including any Non-Complying Directed Stock) during the Valuation Period plus the value, as of the Second Anniversary Date, of any portion of the Stock Consideration (including any Non-Complying Directed Stock) that is still owned by the Stockholders on the Second Anniversary Date) is less than the Monetary Consideration Value (such deficiency between the Aggregate Stock Value and the Monetary Consideration Value is hereinafter referred to as the "Second Anniversary Deficiency Amount"), then SAG shall compensate the Stockholders for the Second Anniversary Deficiency Amount. SAG, at its sole option, may select one of the following methods of compensating the Stockholders for the Second Anniversary Deficiency Amount:

             (i) SAG may issue to the Stockholders additional shares of registered common stock of SAG that are eligible for immediate sale under the Securities Act and the Securities Exchange Act, in accordance with the following formula:

                               Divide the Second Anniversary Deficiency Amount by the SAG IPO Share Price on the Second Anniversary Date to obtain the number of additional shares of registered common stock of SAG to be issued to the Stockholders.

                      SAG shall issue the additional shares of registered SAG common stock, if any, due to the Stockholders within five
                      (5) business days following the Second

                           Anniversary Date. No fractional shares of registered SAG common stock shall be issued in connection with the Price Protection, and no certificates for any such fractional shares shall be issued. Any fractional shares shall be rounded up to the next whole share and any Stockholder who would otherwise be entitled to receive a fraction of a share of registered SAG common stock (after aggregating all fractional shares of registered SAG common stock issuable to such holder) shall, in lieu of such fractional share, receive said additional whole share.

                  (ii) SAG may pay the Stockholders cash consideration in an amount equal to the Second Anniversary Deficiency Amount. If SAG elects to so compensate the Stockholders for the Second Anniversary Deficiency Amount, SAG shall pay said cash consideration, if any, due to the Stockholders via immediately available funds delivered within five (5) business days following the Second Anniversary Date.

         (f)      REIMBURSEMENT OF BROKERAGE EXPENSES.

                  (i) If at any time during the Valuation Period, but prior to the Second Anniversary Date, the aggregate cash consideration (net of any Brokerage Expenses) that the Stockholders receive for the sale of any or all of the Stock Consideration (including any Non-Complying Directed Stock) exceeds the Monetary Consideration Value (such excess is hereinafter referred to as the "Excess Value Amount"), then the Stockholders shall, within three (3) business days following the sale or liquidation of any or all of the Stock Consideration as a result of which an Excess Value Amount is obtained, and in immediately available funds, reimburse SAG for all of the Brokerage Expenses incurred by SAG during the Valuation Period, provided, however, that the Stockholders shall not be obligated to reimburse SAG for the Brokerage Expenses to the extent such Brokerage Expenses would exceed the Excess Value Amount.

                  (ii) If, on the Second Anniversary Date, the Aggregate Stock Value is greater than the Monetary Consideration Value (such excess is hereinafter referred to as the "Second Anniversary Excess Amount"), then the Stockholders shall, within three
                           (3) business days following the Second Anniversary Date and in immediately available funds, reimburse SAG for all of the Brokerage Expenses incurred by SAG during the Valuation Period, provided, however, that the Stockholders shall not be obligated to reimburse SAG for the Brokerage Expenses to the extent such Brokerage Expenses would exceed the Second Anniversary Excess Amount.

         (g) RECEIPT OF MONETARY CONSIDERATION VALUE. The Parties acknowledge and agree that the intent of the Price Protection provided hereunder is to ensure that the Stockholders receive all of the Monetary Consideration Value. As such, notwithstanding anything to the contrary contained herein except
Section 1.8(f) above, if at any time during the Valuation Period the aggregate cash consideration (net of any Brokerage Expenses) that the Stockholders receive for the sale or liquidation of any or all of the Stock Consideration (including any Non-Complying Directed Stock) equals or exceeds the Monetary Consideration Value, then the Price Protection set forth in this Section 1.8 shall become completely null and void, and SAG shall no longer be required to provide any further Price Protection to the Stockholders for any of the Stock Consideration, it being understood and acknowledged by the Parties that in such an event the Stockholders will have been made whole and no further Price Protection will be necessary.

         (h)      SURVIVAL. The provisions, terms and conditions of this Section
1.8 shall survive the execution of this Agreement and the Closing of the transactions contemplated hereby. SAG's obligation to provide the Price Protection shall expire and terminate upon the delivery by SAG to the Stockholders of the registered common stock of SAG pursuant to Section 1.8(e)(i) hereof or the payment by SAG to the Stockholders of the cash pursuant to Section 1.8(e)(ii) hereof, unless such Price Protection is terminated with respect to any or all of the Stock Consideration as otherwise provided in this Section 1.8.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY AND THE STOCKHOLDERS

         Subject to the Parties' agreement and acknowledgment that all of the Schedules referred to in this Article 2 are to be delivered by the Company and the Stockholders no later than ten (10) days after the execution of this Agreement to SAG and Sub, the Company and the Stockholders hereby jointly and severally represent and warrant to SAG and Sub that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2) as to the Company:

2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required except where the lack of such qualification would not have a Material Adverse Effect on the Company. SCHEDULE
2.1 hereto lists: (i) the states and other jurisdictions where the Company is so qualified; and (ii) the assumed names under which the Company conducts business and contains complete and correct copies of the Company's Articles of Incorporation and Bylaws, each as amended and presently in effect.

2.2 SUBSIDIARIES. Except as set forth in SCHEDULE 2.2 hereof, the Company does not have any subsidiaries or any other interest or investment in any Person.

2.3 CAPITALIZATION. The authorized stock of the Company and the number of shares of capital stock that are issued and outstanding are set forth on
SCHEDULE 2.3(A) hereto. The shares listed on SCHEDULE 2.3(A) hereto constitute all the issued and outstanding shares of capital stock of the Company, have been validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any pre-emptive rights or of any federal or state securities law and no personal liability attaches to the ownership thereof. Except for as set forth on SCHEDULE 2.3(B) hereto, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly: (i) calls for issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company; (ii) obligates the Company to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights, except as provided in this Agreement. The Company has not agreed to register any securities under the Securities Act.

2.4 AUTHORITY, APPROVALS AND CONSENTS. The Company has the corporate power and authority to enter into this Agreement and the other documents referenced herein or related hereto (collectively, the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize and approve this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

         (a) contravene any provisions of the Charter or Bylaws of the Company;

         (b) except for the consent, authorization and approval that the Parties must obtain from the Chevrolet Division of General Motors Corporation in connection with the transactions contemplated hereby, and except as set forth on
SCHEDULE 2.4(B), conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Company Agreement, require any consent of waiver of any party to any Company Agreement, except where such conflict or default would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

         (c) result in the creation of any Lien upon, or any Person obtaining any right to acquire, any properties, assets or rights of the Company (other than the rights of Sub to acquire the Target Shares pursuant to this Agreement);

         (d) violate or conflict with any Legal Requirements applicable to the Company or any of its businesses or properties, except where such conflict or default would not have a Material Adverse Effect on the financial condition of the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement; or

         (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act, except where such conflict or default would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         Except as referred to above, no permit or approval of, or notice to any Governmental Authority is necessary to be obtained or made by the Company to enable the Company to continue to conduct its business and operations and use its properties after the Closing in a manner which is in all material respects consistent with that in which they are presently conducted and used.




2.5 FINANCIAL STATEMENTS. Attached as SCHEDULE 2.5 are true and complete copies of:

         (a) the unaudited balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997 (the December 31, 1997 balance sheet is hereinafter referred to as the "1997 Balance Sheet"), and the related statements of income, stockholders' equity and cash flow for the fiscal year ended December 31, 1995, December 31, 1996 and December 31, 1997, together with the notes thereto; and

         (b) the most recent monthly and year-to-date financial statements provided to the Chevrolet Motor Division of General Motors Corporation (the "Factory Statements");

(the financial statements referred to in clauses (a) and (b) above, including the notes thereto, being referred to herein collectively as the "Financial Statements"). The Financial Statements of the Company are in accordance with books and records of the Company, fairly present the financial position, results of operations, stockholders' equity and changes in the financial position of the Company as of the dates and for the periods indicated, and can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes. The Financial Statements of the Company include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Financial Statements of the Company do not contain any items of special or non-recurring income except as expressly identified therein, and the balance sheets included in the Financial Statements of the Company do not reflect any write up or revaluation increasing the book value of any assets except as expressly identified therein. The books and accounts of the Company are complete and current in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of the Company consistent with prior practices of the Company. Each Factory Statement is accurate and complete and was prepared in compliance with the requirements of the appropriate automobile manufacturer, including, but not limited to, all requirements set forth in the contract with such automobile manufacturer.

2.6 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or arrangements as described in Sections 2.17 and 2.18 hereof or liabilities for Taxes, except for: (a) liabilities reflected or reserved against in the most recent Financial Statements of the Company; (b) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the Company's 1997 Balance Sheet which, individually and in the aggregate, do not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company; and (c) liabilities disclosed or SCHEDULE 2.6 hereto. The Company is not a party to any Company Agreement, or subject to any Charter or Bylaw provision, any other corporate limitation or any Legal Requirement which has, or can reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth in SCHEDULE 2.6 hereto, none of the employees of the Company is now or will with the passage of time become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the date of the Closing Date.

2.7      ABSENCE OF MATERIAL ADVERSE EFFECT;  CONDUCT OF BUSINESS.

         (a)   Since the date of the 1997 Balance Sheet, except as set forth on
SCHEDULE 2.7(A) hereto, the Company has operated in the ordinary course of business consistent with past practice and there has not been:


               (i) any material adverse change in the assets, properties, business, contractual relations, operations, prospects, net income or financial condition of the Company and no factor, event, condition, circumstance or prospective development exists which threatens or may threaten to have a Material Adverse Effect on the Company;

                  (ii) any material loss, damage, destruction or other casualty to the property or other assets of the Company, whether or not covered by insurance;

                  (iii) any change in any method of accounting or accounting practice of the Company; or

                  (iv) any loss of the employment, services or benefits of any key employee of the Company.

         (b) Since the date of the 1997 Balance Sheet, except as set forth in SCHEDULE 2.7(B) hereto, the Company has not:

                  (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

                  (ii) failed to disclose or satisfy any lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided;

                  (iii) mortgaged, pledged or subjected to any Lien any of its property or other assets except for mechanics' liens and liens for taxes not yet due and payable;

                  (iv) sold or transferred any asset or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practices;

                  (v)      defaulted on any material obligation;

                  (vi) entered into any material transaction, except in the ordinary course of business consistent with past practice;

                  (vii) written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Company's Financial Statements;

                  (viii) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect on the Company;

                  (ix) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

                  (x) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of the Company other than increases in accordance with past practices not exceeding ten percent (10%);

                  (xi) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

                  (xii) failed to replenish inventories and supplies in a normal and customary manner consistent with its prior practice, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of then-current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

                  (xiii) instituted, settled or agreed to settle any, or had any material involvement in, litigation, action or proceeding before any court or governmental body relating to the Company other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $100,000;

                  (xiv) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                  (xv) declared, set aside or paid any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by any Stockholder or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

                  (xvi) made any individual capital expenditure in excess of $25,000, or aggregate capital expenditures in excess of $100,000, or additions to property, plant and equipment other than ordinary repairs and maintenance;

                  (xvii) discontinued any franchise or the sale of any products or product line;

                  (xviii) incurred any obligation or liability to any employee for the payment of severance benefits; or

2.8 TAXES. Except as set forth on SCHEDULE 2.8, (i) all Tax Returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects, (ii) all Taxes required to be paid by or on behalf of the Company or in respect of the Company's income, assets or operations have been fully and timely paid, (iii) the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation, and no power of attorney with respect to any Tax matter is currently in force, and (iv) all Taxes required to be withheld by the Company have been duly and timely withheld and have been paid over to the appropriate taxing authorities for all periods under all applicable Legal Requirements. Copies of all Tax Returns of the Company for each of the five (5) fiscal years preceding the date hereof have been furnished or made available to the Sub and to SAG or its representatives and such copies are accurate and complete as of the date hereof. The Company has also furnished or made available to the Sub and SAG correct and complete copies of all material notices and correspondence sent or received since December 31, 1992 by the Company to or from any federal, state or local tax authorities.

         (a) The unpaid Taxes of the Company with respect to periods ended on, prior to or through the date of the Company's 1997 Balance Sheet will not exceed by any material amount the reserve for Taxes reflected on such financial statements. The Company has made adequate provision on its books (on an annual basis) for the payment of all Taxes (including for the current fiscal period) owed by the Company. Except to the extent reserves therefor are reflected on the Company's 1997 Balance Sheet, the Company is not liable, or will not become liable, for any Taxes for any period ending on, prior to or through the date of the Company's 1997 Balance Sheet.

         (b) Except as set forth on SCHEDULE 2.8 hereto, the Company has not been subject to a federal or state tax audit of any kind and no adjustment has been proposed by the IRS with respect to any return for any year. With respect to the audits referred to on SCHEDULE 2.8 hereto, no such audit has resulted in an adjustment in excess of $50,000. Neither the Company nor any of the Stockholders knows of any Basis for any assertion of a deficiency for Taxes against the Company. The Stockholders will cooperate with the Company in the filing of any returns and in any audit or refund claim proceedings involving Taxes for which the Company may be liable or with respect to which the Company may be entitled to a refund.

         (c) Except as set forth on SCHEDULE 2.8 hereto, the Company has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force;

         (d) Except as set forth on SCHEDULE 2.8 hereto, all Taxes required to be withheld by the Company have been duly and timely withheld and have been paid over to the appropriate taxing authorities for all periods under all applicable laws;

         (e) SCHEDULE 2.8 lists all material types of Taxes paid and material types of tax returns filed by or on behalf of the Company. Except as set forth on SCHEDULE 2.8, no claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns such that it is or may be subject to taxation by that jurisdiction;

         (f) Except as set forth on SCHEDULE 2.8, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the tax returns of or covering or including the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have Stockholders or the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, be application of the same or similar principles, could reasonably be expected to result in proposed deficiency for any subsequent tax period.

         (g) Except as set forth in SCHEDULE 2.8, neither the Company nor any other Person (including the Stockholders) on behalf of the Company has: (i) agreed to or is required to make any adjustments pursuant to ss.481(a) of the Code or any similar provision of state, local or foreign law be reason of a change in accounting method initiated by the Company or has knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company; or (iii) requested any extension of time within which to file any tax return, which tax return has not since been filed;

         (h) Except as set forth on SCHEDULE 2.8 hereto, no property owned by the Company is: (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code;

         (i) Except as set forth on SCHEDULE 2.8 hereto, none of the Stockholders is a foreign person within the meaning of Section 1445 of the Code;

         (j) Except as set forth on SCHEDULE 2.8 hereto, the Company is not a party to any tax-sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

         (k) Except as set forth on SCHEDULE 2.8 hereto, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Buyer or its affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code;

         (l) Except as set forth on SCHEDULE 2.8 hereto, the Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities;

         (m) Except as set forth on SCHEDULE 2.8 hereto, there are no Liens as a result of any unpaid Taxes upon any of the assets of the Company;

         (n) Except as set forth on SCHEDULE 2.8 hereto, the Company has properly and timely elected under Section 1362 of the Code, and under each analogous or similar provision of state or local law in each jurisdiction where the Company is required to file a tax return, to be treated as an "S" corporation for all taxable periods since the date of the Company's initial "S" corporation election, and there has not been any voluntary or involuntary termination or revocation of any such election;

         (o) Except as set forth on SCHEDULE 2.8 hereto, the Company has never owned any subsidiaries and has never been a member of any consolidated, combined or Affiliated Group of corporations for any Tax purposes;

         (p) Except as set forth in SCHEDULE 2.8, as of December 31, 1997, the Company does not have any undistributed earnings and profits and has not had for any taxable years gross receipts more than twenty-five percent (25%) of which are "passive investment income" (as defined in Section 1375 of the Code).

2.9      LEGAL MATTERS.

         (a) Except as set forth on SCHEDULE 2.9(A) hereto: (i) there is no Claim pending against, or threatened against or affecting, the Company, any ERISA Plan or any of their respective assets, properties or rights before any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, domestic or foreign, nor is any Basis known to the Stockholders or the Company for any such Claims; and (ii) neither the Company nor any of its assets are subject to any judgment, decree, writ, injunction, ruling or order (collectively, "Judgments") of any Governmental Authority, domestic or foreign.
SCHEDULE 2.9(A) hereto identifies each Claim and Judgment disclosed thereon.

         (b) The businesses of the Company are being conducted in compliance with all Legal Requirements applicable to the Company or any of its respective businesses or properties, and the Company has no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company for failure to so comply. The Company holds, and is in compliance with, all Permits required by all applicable Legal Requirements. A list of all Permits is set forth on SCHEDULE 2.9(B) hereof. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit.

         (c) Except as set forth on SCHEDULE 2.9(C) hereto, to the knowledge of the Company and the Stockholders, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of the Company and which might materially adversely affect the properties, assets, liabilities, operations or prospects of the Company, either before or after the Closing Date.

         (d) SCHEDULE 2.9(D) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the Company's business. Except as set forth in SCHEDULE 2.9(D), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and the Company is in compliance with each of such Governmental Approvals and Consents held by it.

         (e) There have been no citations, notices or complaints issued to or received by the Company by the Occupational Health and Safety Administration or any similar state or local agency.

2.10 PROPERTY. The properties and assets owned by or leased to the Company (including improvements to the Owned Real Property (the "Improvements") and all machinery, equipment and other tangible property) are in all material respects adequate for the purposes of which such assets are currently used or are held for use, and are in good repair and operating condition (subject to normal wear and tear) and there are no facts or conditions affecting such assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         (A) OWNED REAL PROPERTY. SCHEDULE 2.10(A) contains a complete list of all real property owned by the Company (the "Owned Real Property"), setting forth the address and owner of each parcel and describing all improvements thereon, including without limitation, the real property of the Stockholders on which the Company's dealership operations are located in Acworth, Georgia (the "Dealership Real Estate") and any other properties reflected as being so owned on the Company's Financial Statements. Except as otherwise set forth on
SCHEDULE 2.10(A), the Company has, or on the Closing Date will have, good, valid and marketable fee simple title to the Owned Real Property indicated on SCHEDULE 2.10(A) as being owned by it, free and clear of all Liens other than Permitted Liens. There are no outstanding leases, options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. Since the date of the Company's incorporation, the Company has not owned or held any ownership interest in any real property other than the Owned Real Property set forth on SCHEDULE 2.10(A).

         (B) LEASES. SCHEDULE 2.10(B) contains a complete list of all leases of real property setting forth the address, landlord and tenant for each Lease. Stockholders have delivered to Buyer complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable laws affecting creditors generally and by the availability of equitable remedies. The Company is not in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder (the "Leased Real Property"). The Company has good and valid title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens. The Company enjoys peaceful and undisturbed possession under its respective Leases for the Leased Real Property. Since the date of the Company's incorporation, the Company has not leased or held any leasehold or other possessory interest in any real property other than the Leased Real Property set forth on SCHEDULE 2.10(B).

         (C) FEE AND LEASEHOLD INTERESTS. The Leased Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, the business of the Company as it is currently conducted.

         (D) NO PROCEEDINGS. Except as otherwise set forth on SCHEDULE 2.10(D), to the knowledge of the Company and the Stockholders, there are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Owned Real Property or the Leased Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Owned Real Property or Leased Real Property.

         (E) CURRENT USE. The use and operation of the Owned Real Property or the Leased Real Property by the Company does not violate in any material respect any instrument of record or agreement affecting the Owned Real Property or the Leased Real Property. There is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Owned Real Property or the Leased Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Owned Real Property or the Leased Real Property that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

         (F) COMPLIANCE WITH REAL PROPERTY LAWS. The Owned Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar applicable laws affecting the Owned Real Property (collectively, the "Real Property Laws"), and the Company and the Stockholders have not received any notice of violation or claimed violation of any Real Property Law. No current use by the Company of the Owned Real Property or the Leased Real Property is dependent on a nonconforming use or other Governmental Approval, the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Company.

         (G) REAL PROPERTY TAXES. Each parcel included in the Owned Real Property is assessed for real property tax purposes as a wholly independent tax lot, separate from adjoining land or improvements not constituting a part of that parcel.

         (H) LEASED PREMISES. With respect to Leased Real Property, the Company has complied with: (i) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances or recommendations affecting such premises or any part thereof, or the use thereof, including without limitation, the Americans with Disabilities Act, whether or not such statutes, laws, rules, orders, regulations, ordinances or recommendations which may hereafter be enacted involve a change of policy on the part of the governmental body enacting the same; (ii) all rules, orders and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions and responsibilities in connection with the prevention of fire or other correction of hazardous conditions which apply to such premises; and (iii) the requirements of all policies of public liability, fire and other insurance which at any time may be in force with respect to such premises. The Company is the owner of the furniture and other personal property utilized in the business and located at such premises.

         (I) CERTIFICATE OF OCCUPANCY; UTILITIES; EMINENT DOMAIN. No certificate of occupancy is required with respect to the Improvements. All utilities servicing the Owned Real Property or the Leased Real Property and the Improvements are provided by publicly dedicated utility lines and are located within public rights-of-way and do not cross or encumber any private land. No notice of any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain has been given to the Company or the Stockholders with respect to the Owned Real Property or the Leased Real Property.

2.11     ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of any of the Stockholders and the Company, the Company is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of the Company taken as a whole.

         (b) To the Knowledge of any of the Stockholders and the Company, the Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company, the Owned Real Property or the Company's facilities arising under Environmental, Health and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Company taken as a whole.

         (c) To the Knowledge of any of the Stockholders and the Company, the Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

         (d) The Stockholders and the Company have provided to SAG all environmental studies and reports obtained by them or known to them pertaining to the Owned Real Property, the Improvements, the Company and any property formerly owned, occupied or leased by the Company, and have permitted (or will have permitted as of the Closing Date), the testing of the soil, groundwater, building components, tanks, containers and equipment on the Owned Real Property, the Improvements, and any property formerly owned, occupied or leased by the Company, by SAG or SAG's agents or experts as they have or shall have deemed necessary or appropriate to confirm the condition of such properties.

2.12 INVENTORIES. The values at which inventories are carried on the Company's 1997 Balance Sheet reflect the normal inventory valuation policies of the Company. All inventories reflected on the

Company's 1997 Balance Sheet and Company's Factory Statement or arising since the date thereof are currently marketable, are of good, usable and merchantable quality in all material respects, and can reasonably be anticipated to be sold at normal mark-ups within 120 days after the date hereof in the ordinary course of business (subject to the reserve for obsolete, off-grade or slow-moving items that is reflected in the Company Balance Sheet), except for spare parts inventory which inventory is good and usable.

2.13 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable reflected on the Company's 1997 Balance Sheet are, and all notes and accounts receivable that will be or will have been reflected on the Closing Date Balance Sheet of the Company will be, good and have been or will have been collected or are collectible in accordance with their terms at their recorded amounts, and are subject to no material defenses, setoffs or counterclaims other than normal cash discounts accrued in the ordinary course of business, subject to the reserve for bad debts set forth on the Company's 1997 Balance Sheet, as adjusted for operations and transactions through the Closing Date in the ordinary course of business and consistent with past practices.

2.14 INSURANCE. All material properties and assets of the Company which are of an insurable character are insured against loss or damage by fire and other risks to the extent and in the manner reasonable in light of the risks attendant to the businesses and activities in which the Company is engaged and customary for companies engaged in similar businesses or owning similar assets. Set forth on SCHEDULE 2.14 hereto is a list and brief description (including the name of the insurer, the type of coverage provided, the amount of the annual premium for the current policy period, the amount of remaining coverage and deductibles and the coverage period) of all policies for such insurance and the Company has made or will make available to SAG true and complete copies of all such policies. All such policies are in full force and effect sufficient for all applicable requirements of law and will not in any way be effected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company.

2.15     CONTRACTS.

         (a) SCHEDULE 2.15 contains a complete list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below to which the Company is a party or by which it is bound ("Company Agreements"):

                  (i) leases, master rental agreements, service agreements, insurance policies, Governmental Approvals and other contracts concerning or relating to the Owned Real Property or the Leased Real Property (including those referred to on SCHEDULE 2.10);

                  (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors or consultants;

                  (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                  (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                  (v)      brokerage or finder's agreements;

                  (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                  (vii) asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                  (viii) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $10,000 in the case of purchases or $10,000 in the case of sales;

                  (ix) contracts with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $10,000 per annum or $10,000 in the aggregate;

                  (x) sales agency, manufacturer's representative, dealer, marketing or distributorship agreements;

                  (xi) master lease agreements providing for the leasing of personal property used in, or held for use in connection with, the Company's business;

                  (xii) contracts, agreements or commitments with any employee, director, officer, stockholder or affiliate of the Company;

                  (xiii)   powers of attorney;

                  (xiv) any guaranty, warranty or indemnity, other than standard warranties from any automobile manufacturers with whom each Company has a franchise agreement (or comparable agreement), given by each Company to its customers; and

                  (xv) any other contracts, agreements or commitments that are material to the Company's business.

         (b) The Company and the Stockholders have delivered to Buyer complete copies of all written Company Agreements together with all amendments thereto, and accurate descriptions of all material terms of all oral Company Agreements set forth or required to be set forth on SCHEDULE 2.15.

         (c) All Company Agreements are in full force and effect and enforceable against each party thereto, except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affected creditors' rights generally or by general principles of equity. There does not exist under any Company Agreement any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company, or any other party thereto, except as set forth in SCHEDULE 2.15 and except for such events or conditions that, individually and in the aggregate: (i) have not had or result in, and will not have or result in, a Material Adverse Effect on the Company; and (ii) have not and will not materially impair the ability of the Company or the Stockholders to perform their obligations under this Agreement. Except as set forth in SCHEDULE 2.15, no consent of any third party is required under any Company Agreement as a result of or in connection with, and the enforceability of any Company Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

         (d) There are no material unresolved disputes involving any Stockholder, the Company or its employees under any Company Agreement.

2.16     LABOR RELATIONS.

         (a) The Company has paid or made provision for the payment of all salaries and accrued wages and has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due, to such authority, an amounts required by law or agreement to be withheld from the wages or salaries of its employees.

         (b) Except as Set forth on SCHEDULE 2.16(B) hereto, the Company is not a party to any: (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for payment of any bonus or commission; (ii) agreement, policy or practice that requires it to pay termination or severance pay to non-exempt or hourly employees (other than as required by law); (iii) collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor are there any activities or proceedings of any labor union to organize any such employees. The Company has furnished to SAG complete and correct copies of all such agreements ("Employment and Labor Agreements"). The Company has not breached or otherwise failed to comply with any material provisions of any Employment or Labor Agreement.

         (c) Except as set forth in SCHEDULE 2.16(C) hereto: (i) there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB"); (ii) there is no labor strike, material slowdown or material work stoppage or lockout actually pending or threatened, against or affecting the Company, and the Company has not experienced any such material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company; (iii) there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (iv) the are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (v) the Company has not received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress; and (vi) the consents of the unions that are parties to any Employment and Labor Agreements are not required to complete the transactions contemplated by this Agreement.

         (d) The Company has never caused any "plant closing" or "mass layoff" as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. ss.ss.2101-2109, and the regulations promulgated therein.

2.17     EMPLOYEE BENEFIT PLANS.

         (a) Set forth on SCHEDULE 2.17(A) hereto is a true and complete list of:

                  (i) each Employee Pension Benefit Plan maintained by the Company or to which the Company is required to make contributions;

                  (ii) each Employee Welfare Benefit Plan maintained by the Company or to which the Company is required to make contributions; and

                  (iii) True and complete copies of all ERISA Plans have been delivered to or made available to SAG together with, as applicable with respect to each such ERISA Plan, trust agreements, summary plan descriptions, all IRS determination letters or applications therefor with respect to any Pension Benefit Plan intended to be qualified pursuant to Section 401(c) of the Code, and valuation or actuarial reports, accountant's opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R) and summary annual reports for the last three years.

         (b)      With respect to the ERISA Plans, except as set forth on
                  SCHEDULE 2.17(B):

                  (i)      there is no ERISA Plan which is a Multiemployer Plan;

                  (ii) no event has occurred or is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA or under Section 4975 of the Code;

                  (iii) each ERISA Plan has operated since its inception in accordance in all material respects with the reporting and disclosure requirements imposed under ERISA and the Code and has timely filed Form 5500e (or 5500-C or 5500-R) and predecessors thereof; and

                  (iv) no ERISA Plan is liable for any federal, state, local or foreign Taxes.

         (c)      Each Pension Benefit Plan intended to be qualified under
                  Section 401(a) of the Code:

                  (i) has been qualified, from its inception, under Section 401(a) of the Code, and the trust established thereunder has been exempt from taxation under
                           Section 501(a) of the Code and is currently in compliance with applicable federal laws;

                  (ii) has been operated, since its inception, in all material respects in accordance with its terms and there exists no fact which would adversely affect its qualified status; and

                  (iii) is not currently under investigation, audit or review by the IRS and no such action is contemplated or under consideration and the IRS has not asserted that any Pension Benefit Plan is not qualified under
                           Section 401(a) of the Code or that any trust established under a Pension Benefit Plan is not exempt under Section 501(a) of the Code.

         (d) With respect to each Employee Pension Benefit Plan which is a defined benefit plan under Section 414(j) and, for the purpose solely of ss.2.17(d)(iv) hereof, each defined contribution plan under Section 414(i) of the Code:

                  (i) no liability to the PBGC under Sections 4062-4064 of ERISA has been incurred by the Company since the effective date of ERISA and all premiums due and owing to the PBGC have been timely paid;

                  (ii) no PBGC has notified the Company or any Employee Pension Benefit Plan of the commencement of any proceedings under Section 4042 of ERISA to terminate any such plan;

                  (iii) no event has occurred since the inception of any Employee Pension Benefit Plan or is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA;

                  (iv) no Employee Pension Benefit Plan ever has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code; and

                  (v) if any of such Employee Pension Benefit Plans were to be terminated on the Closing Date: (A) no liability under Title IV of ERISA would be incurred by the Company; and (B) all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.

         (e) With respect to each Employee Pension Benefit Plan, SCHEDULE 2.17(A) contains a list of all Employee Pension Benefit Plans to which ERISA has applied which have been or are being terminated, or for which a termination is contemplated, and a description of the actions taken by the PBGC and the IRS with respect thereto.

         (f) The aggregate of the amounts of contributions by the Company to be paid or accrued under ERISA Plans for the current fiscal year is not expected to exceed approximately one hundred and ten percent (110%) of the amounts of such contributions for the past fiscal year. To the extent required in accordance with GAAP, the Company's 1997 Balance Sheet reflects in the aggregate an accrual of all amounts of employer contributions accrued by and unpaid by the Company under the ERISA Plans as of the date of the Company's 1997 Balance Sheet.

         (g) With respect to any Multiemployer Plan: (i) the Company has not, since its formation, made or suffered any "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (ii) there is no withdrawal liability of the Company under any Multiemployer Plan, computed as if a "complete withdrawal" by the Company had occurred under each such Plan as of the Closing Date; and (iii) the Company has not received notice to the effect that any Multiemployer Plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA).

         (h)      With respect to the Employee Welfare Benefit Plan:

                  (i) There are no liabilities of the Company under Employee Welfare Benefit Plans with respect to any condition which relates to a claim filed on or before the Closing Date; and

                  (ii)     No claims for benefits are in dispute or litigation.

2.18     OTHER BENEFIT AND COMPENSATION PLANS OR ARRANGEMENTS.

         (a) Set forth on SCHEDULE 2.18(A) hereto is a true and complete list of:

                  (i) each employee stock purchase, employee stock option, employee stock ownership, deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan, trust or arrangement which is not an ERISA Plan whether written or oral, which the Company maintains or is required to make contributions to;

                  (ii) each other agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former officer, director or consultant of the Company pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement); and

                  (iii) each employee of the Company whose aggregate compensation for the fiscal year ended December 31, 1996 exceeded, and whose aggregate compensation for the fiscal year ending December 31, 1997 is likely to exceed, $50,000. True and complete copies of all of the written plans, arrangements and agreements referred to on SCHEDULE 2.18(A) ("Compensation Commitments") have been provided to SAG together with, where prepared by or for the Company, any valuation, actuarial or accountant's opinion or other financial reports with respect to each Compensation Commitment for the last three years. An accurate and complete written summary has been provided to SAG with respect to any Compensation Commitment which is unwritten.

         (b)      Each Compensation Commitment:

                  (i) since its inception, has been operated in all material respects in accordance with its terms;

                  (ii) is not currently under investigation, audit or review by the IRS or any other federal or state agency and no such action is contemplated or under consideration;

                  (iii) has no liability for any federal, state, local or foreign Taxes;

                  (iv)     has no claim subject to dispute or litigation;

                  (v) has met all applicable requirements, if any, of the Code; and

                  (vi) has operated, since its inception, in material compliance with the reporting and disclosure requirements imposed under ERISA and the Code.

2.19 TRANSACTIONS WITH INSIDERS. Set forth on SCHEDULE 2.19 hereto is a complete and accurate description of all material transactions between the Company or any ERISA Plan, on the one hand, and any Insider, on the other hand, that have occurred since January 1, 1994.

2.20 PROPRIETY OF PAST PAYMENTS. Except as set forth on SCHEDULE 2.20 hereto, no funds or assets of the Company have been used for illegal purposes; no unrecorded funds or assets of the Company have been established for any purpose; no accumulation or use of the Company's corporate funds or assets has been made without being properly accounted for in the respective books and records of the Company; all payments by or on behalf of the Company have been duly and properly recorded and accounted for in their respective books and records; no false or artificial entry has been made in the books and records of the Company for any reason; no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by the Company of, or alleged to be, the type described in this ss.2.20.

2.21 INTEREST IN COMPETITORS. Except as set forth on SCHEDULE 2.21, neither the Company nor the Stockholders, nor any of their Affiliates, have any interest, either by way of contract or by way of investment (other than as holder of not more than two percent (2%) of the outstanding capital stock of a publicly traded Person, so long as such holder has no other connection or relationship with such person) or otherwise, directly or indirectly, in any Person other than the Company that is engaged in the retail sale of automobiles in the United States of America.

2.22 BROKERS. Except as set forth on SCHEDULE 2.22 hereto, neither the Company, nor any director, officer or employee thereof, nor the Stockholders or any representative of the Stockholders, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

2.23 TERRITORIAL RESTRICTIONS. Except as set forth on SCHEDULE 2.23, the Company is not restricted by any written agreement or under-standing with any Person from carrying on its business anywhere in the world. Buyer, solely as a result of the transactions contemplated hereby, will not thereby become restricted in carrying on any business anywhere in the world.

2.24     INTELLECTUAL PROPERTY.

         (A) TITLE. SCHEDULE 2.24(A) contains a complete list of all Intellectual Property that is owned by the Company and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Company (the "Owned Intellectual Property") other than: (i) inventions, trade secrets, processes, formulae, compositions, designs and confidential business and technical information; and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the Company. The Company owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property comprise all of the Intellectual Property necessary for Buyer to conduct and operate the Company as now being conducted by the Stockholders. The Company does not infringe on or otherwise conflict with any rights of any Person in respect of any Intellectual Property.

         (B) LICENSING ARRANGEMENTS. SCHEDULE 2.24(B) sets for all agreements, arrangements or laws: (i) pursuant to which the Company has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person; and (ii) pursuant to which the Company has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property. Except as set forth on SCHEDULE 2.24(B), all of the agreements or arrangements set forth on SCHEDULE 2.24(B): (A) are in full force and effect in accordance with their terms and no default exists thereunder by the Company or by any other party thereto; (B) are free and clear of all Liens; and (C) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Stockholders have delivered to Buyer complete copies of all licenses and arrangements (including amendments) set forth on SCHEDULE 2.24(B). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Company in respect of any Intellectual Property are disclosed in the Company's Financial Statements to the extent material to the Company's Financial Statements.

         (C) LITIGATION. No claim or demand of any Person has been made, nor is there any proceeding that is pending or threatened, which: (i) challenges the rights of the Company in respect of any Intellectual Property; (ii) asserts that the Company is infringing or otherwise in conflict with, or is, except as set forth in SCHEDULE 2.24(B), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property; or (iii) claims that any default exists under any agreement or arrangement listed on SCHEDULE 2.24(B). None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency.

         (D) DUE REGISTRATION. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office, or such other filing offices, and the Company has taken such other actions to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect.

         (E) USE OF NAME AND MARK. Except as set forth in SCHEDULE 2.24(E), there are, and immediately after the Closing will be, no contractual restriction or limitation pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Buyer's right to use the name and mark "Day's Chevrolet" in the conduct of the business as presently carried on by the Company or as such business may be extended by Buyer.

2.25 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. SCHEDULE 2.25 contains an accurate list, as of the date of this Agreement, of:

         (a) the name of each financial institution in which the Company has accounts or safe deposit boxes;

         (b) the names in which the accounts or boxes are held;

         (c) the type of account;  and

         (d) the name of each Person authorized to draw thereon or have access thereto.

2.26 DISCLOSURE. To the best knowledge of the Company and the Stockholders, neither the Company nor any Stockholder has made any material misrepresentation to SAG relating to the Company or the Target Shares, and neither the Company nor any Stockholder has omitted to state to SAG any material fact relating to the Company or the Target Shares which is necessary in order to make the information given by or on behalf of the Company or the Stockholders to SAG not misleading or which if disclosed would reasonably affect the decision of SAG or the Sub to consummate the transactions contemplated hereby. No fact, event, condition or contingency exists or has occurred which has, or in the future can reasonably be expected to have, a Material Adverse Effect on the Company, which has not been disclosed in the Company's Financial Statements or the schedules to this Agreement.

                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Subject to the Parties' agreement and acknowledgment that certain of the Schedules referred to in this Article 3 are to be delivered by the Company and the Stockholders no later than ten (10) days from the date this Agreement is executed, each Stockholder hereby jointly and severally represents and warrants to SAG and Sub that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3):

3.1 OWNERSHIP OF TARGET SHARES; TITLE. Each Stockholder is the owner of record and beneficiary of the Target Shares set forth on SCHEDULE 3.1 hereof and has, and shall transfer to Sub at the Closing, good and marketable title to the Target Shares owned by him, free and clear of any and all Liens, claims and encumbrances and free and clear of any restrictions on transfer (other than restrictions on transfer imposed by applicable federal and state securities laws), proxies and voting, or other agreements. Each Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require any Stockholder to sell, transfer or otherwise dispose of the Target Shares (other than this Agreement). Each Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

3.2 AUTHORITY. Each Stockholder has all requisite power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby (including the disposition of the Target Shares to Sub as contemplated by Agreement). This Agreement has been duly executed and delivered by each Stockholder and constitutes a valid and binding obligation of each Stockholder, enforceable against each Stockholder in accordance with its terms. Except as set forth on
SCHEDULE 3.2, the execution, delivery and performance of this Agreement by each Stockholder and the consummation of the transactions contemplated hereby, do not and will not:

         (a) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction to which any Stockholder is a party or to which any Stockholder or any of Stockholders' property is subject;

         (b) violate or conflict with any Legal Requirements applicable to any Stockholder or any of such Stockholder's businesses properties; or

         (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act.

3.3 BROKER'S FEES. Each Stockholder has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.4 INVESTMENT. Each Stockholder: (a) understands that any SAG Stock Consideration Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring any SAG Stock Consideration Shares solely for his own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning SAG and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding any SAG Stock Consideration Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding any SAG Stock Consideration Shares; and (f) is an Accredited Investor for the reasons set forth on ADDENDUM
1. Each Stockholder further acknowledges and understands that the representations and warranties of the Stockholders and the Company set forth in this Agreement will be used and relied on by SAG and Sub to prepare and file the Registration Statement with the Securities and Exchange Commission.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF SAG AND SUB

         Each of SAG and Sub hereby jointly and severally represents and warrants to the Company and the Stockholders that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4):

4.1 ORGANIZATION AND GOOD STANDING. SAG and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. SAG and each of its subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, which when taken together with all other such failures of SAG and its subsidiaries would not, or could not reasonably be expected to, in the aggregate have a Material Adverse Effect on SAG and its subsidiaries, taken as a whole.

4.2 AUTHORITY; APPROVALS AND CONSENTS. SAG and Sub have the corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of SAG and Sub, enforceable against SAG and Sub in accordance with its terms. Except as set forth on
SCHEDULE 4.2 hereto, the execution, delivery and performance by SAG and Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

         (a) contravene any provisions of the certificate of incorporation or bylaws of SAG or Sub;

         (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any SAG Agreement (as defined below) or require any consent or waiver of any party to any SAG Agreement other than agreements the breach or violation of which could not reasonably be expected to have a Material Adverse Effect on SAG and its subsidiaries, taken as a whole;

         (c) violate or conflict with any Legal Requirements applicable to SAG or any of its subsidiaries or any of their respective businesses or properties; or

         (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Governmental Authority, except in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act.

4.3 BROKERS. Neither SAG, Sub nor any of their directors, officers or employees has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or the Real Estate Agreement.

4.4 DISCLOSURE. Neither SAG nor Sub has made any material misrepresentations to the Stockholders and neither SAG nor Sub has omitted to state to the Stockholders any material fact relating to SAG or Sub which is necessary in order to make the information given by SAG or Sub not misleading or which if disclosed would reasonably affect the decision of a Person considering the sale of the Target Shares.

                                    ARTICLE 5
                       COVENANTS AND ADDITIONAL AGREEMENTS

5.1      ACCESS;  CONFIDENTIALITY; REMEDIES.

         (a) Between the date hereof and the Closing Date, the Stockholders and the Company will: (i) provide to the officers and other authorized representatives of SAG and Sub full access, during normal business hours, to any and all premises, properties, files, books, records, documents and other information of the Company, and will cause the Company's officers to furnish to SAG and its authorized representatives any and all financial, technical and operating data with other information pertaining to the businesses and properties of the Company (including the Owned Real Property or the Leased Real Property and the Improvements); and (ii) make available for inspection and copying by SAG and Sub true and complete copies of any documents relating to the foregoing. SAG and Sub will hold, and will cause their representatives to hold, in confidence (unless and to the extent compiled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information (as defined below) and will not disclose the same to any third party except in connection with obtaining financing and otherwise as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of SAG and Sub. If this Agreement is terminated, SAG and Sub will, and will cause their representatives to, promptly return to the Company, upon the reasonable request of the Company, all Confidential Information furnished by such Company, including all copies and summaries thereof. If the Closing does occur, the Stockholders shall continue to comply with and be bound by these nondisclosure and nonuse obligations for a period of five (5) years following the Closing, except that, with respect to any such Confidential Information which constitutes a trade secret under the laws of the State of Georgia, the Stockholders shall continue to comply with and be bound by these nondisclosure and nonuse obligations for so long as such Confidential Information remains a trade secret.

         (b) The Stockholders and the Company will hold, and will cause their representatives to hold, in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law) all Confidential Information regarding SAG, Sub or the Registration Statement and will not disclose the same to any third party or use the same for any purpose except as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby. If this Agreement is terminated, the Stockholders and the Company will, and will cause their representatives to, promptly return to SAG, upon the reasonable request of SAG, all Confidential Information furnished by SAG or Sub or which relates to the Registration Statement, including all copies and summaries thereof.

         (c) Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Section
5.1 are not performed in accordance with their specific terms otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions of this
Section 5.1 in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

5.2 FURNISHING INFORMATION; ANNOUNCEMENTS. The Stockholders and the Company, on the one hand, and SAG and Sub, on the other hand, will, as soon as practical after reasonable request therefor, furnish to the other all information concerning the Stockholders and the Company or SAG and Sub, respectively, required for inclusion in any statement or application made by SAG or Sub or the Company or the Stockholders to any governmental or regulatory body or to any manufacturer or distributor or in connection with obtaining any third party consent in connection with the transactions contemplated by this Agreement. Neither the Stockholders nor the Company, on the one hand, nor SAG or Sub, on the other hand, nor any representative thereof, shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of the other, except as may be required by law. SAG shall reimburse the Company and the Stockholders for any reasonable expenses incurred by such Company and the Stockholders in connection with this Section.

5.3      CERTAIN CHANGES AND CONDUCT OF BUSINESS.

         (a) Except as set forth on SCHEDULE 5.3(A), from and after the date of this Agreement and until the Closing Date, the Company shall, and the Stockholders shall cause the Company to, conduct its businesses solely in the ordinary course consistent with past practices and, without the prior written consent of SAG, neither the Stockholders nor the Company will, except as required or settled pursuant to the terms hereof, permit the Company to:


             (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

             (ii) make any change in its Bylaws, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter any material term of any if its outstanding securities or make any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                  (iii) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; (B) issue any securities convertible or exchangeable for debt securities of the Company; or (C) issue any options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any security convertible into or exchangeable for such debt securities;

                  (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except transactions pursuant to existing contracts (which will be set forth in SCHEDULE 2.15 hereto) and dispositions in the ordinary course of business consistent with past practices;

                  (v) subject any of its assets, or any part thereof, to any Liens or suffer such to be imposed other than such liens as may arise in are ordinary course of business consistent with past practices;

                  (vi) declare, set aside or pay any dividends or other distribution (whether in cash, stock, property or any combinations thereof) in respect of any shares of its capital stock or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, except for any Pre-1998 Distributions permitted to be distributed pursuant to Section 1.2 hereof or unless otherwise expressly provided hereunder;

                  (vii) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business, consistent with past practices;

                  (viii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment severance or consulting agreement, grant any general increase in the compensation of officers or employee (including any such increase pursuit to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in compensation payable or to become playable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

                  (ix) make or commit to make any individual material capital expenditure in excess of $10,000, or aggregate capital expenditures in excess of $50,000, except in the ordinary course of business;

                  (x) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, except in the ordinary course of business;

                  (xi) guarantee any indebtedness for borrowed money or any other obligation of any other Person, other than in the ordinary course of business consistent with past practice;

                  (xii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

                  (xiii) make any loan, advance or capital contribution to investment in any Person, except in the ordinary course of business;

                  (xiv) make any change in any method of accounting or Accounting Principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write-down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

                  (xv) settle, release or forgive any material claim or litigation or waive any material right;

                  (xvi) make, enter into, modify, amend in any material respect or terminate any material commitment, bid or expenditure, other than in the ordinary course of business consistent with past practice; or

                  (xvii)   commit itself to do any of the foregoing.

         (b) Except as set for the on SCHEDULE 5.3(B), from and after the date hereof and until the Closing Date, the Stockholders and the Company will use their reasonable Best Efforts to cause the Company to:

                  (i) continue to maintain, in all material respects, the Company's properties, all Owned Real Property and Leased Real Property and all Improvements in accordance with present practices in a condition suitable for their current use;

                  (ii) comply with all applicable Environmental Laws, and, in the event it shall receive notice that there exists a violation of any Environmental Law with respect to its operations, any Improvements or any Owned Real Property or Leased Real Property, promptly (and in any event within the time period permitted by the applicable governmental authority) remove or remedy such violation in accordance with all applicable Environmental Laws;

                  (iii) file, when due or required, or extend as reasonably necessary, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                  (iv) keep its books of account, records and files in the ordinary course and in accordance with existing practices;

                  (v) preserve its business organization intact and continue to maintain existing business relationships with suppliers, customers and others with whom business relationships exist other than relationships that are, at the same time, not economically beneficial to it; and

                  (vi) continue to conduct its business in the ordinary course consistent with past practices.

5.4 NO INTERCOMPANY PAYABLES OR RECEIVABLES. At the Closing there will be no intercompany payables or intercompany receivables due and/or owing between the Stockholders and any of their Affiliates, on the one hand, and the Company, on the other hand, except for the Stockholders' loans as set forth in ss.5.13 hereof, which shall be paid in full on or before the Closing Date.

5.5 NEGOTIATIONS. Until the earlier of Closing Date Deadline or the termination of this Agreement pursuant to ss.8.1 hereof, no Stockholder, nor the Company, nor the Company's officers, directors, employees, advisors, agents, representatives, Affiliates or anyone acting on behalf of the Stockholders, the Company or such persons, shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than SAG or its representatives) concerning any merger, sale of assets (other than in the ordinary course of business), purchase or sale of shares of capital stock or similar transaction involving the Company. The Stockholders shall promptly communicate to SAG any inquiries or communications concerning any such transaction (including the identity of any Person making such inquiry or communication) which the Stockholders may receive or of which the Stockholders may become aware.

5.6 CONSENTS; COOPERATION. Subject to the terms and conditions hereof, the Stockholders and the Company and SAG and Sub will use their respective Best Efforts at their own expense (unless otherwise set forth herein):

         (a) to take all actions and do all things necessary, proper or advisable, and to cooperate with each other, to expeditiously consummate the transactions contemplated hereby;

         (b) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all Government Approvals, and make all filings and registrations with Governmental Authorities which are required on their respective parts for: (i) the consummation of the transactions contemplated by this Agreement; (ii) the ownership or leasing and operating after the Closing by the Company of all its material properties; and (iii) the conduct after the Closing by the Company of its businesses as conducted by it on the date hereof;

         (c) to obtain approval of the Chevrolet Motor Division of General Motors Corporation (at SAG's expense) of the proposed Agreement herein and the Company and Sub and the dealer Day's Chevrolet, Inc. in Acworth, Georgia;

         (d) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including Governmental Authorities) challenging this Agreement or the transactions contemplated hereby; and

         (e) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

5.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use its Best Efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company shall take all such necessary action.

5.8 INTERIM FINANCIAL STATEMENTS. If requested by SAG and at SAG's expense, within thirty (30) days after the end of each calendar month after December 31, 1997, the Company will deliver to SAG unaudited balance sheets of the Company at the end of such calendar month and at the end of the corresponding calendar month of the previous fiscal year, together with the related unaudited statements of income and cash flow for the first months then ended. The Company will also deliver to SAG copies of the Company's Factory Statements provided to the Chevrolet Motor Division of General Motors Corporation after the date hereof within five (5) days of their delivery to the Chevrolet Motor Division of General Motors Corporation. All such financial statements shall fairly present the financial position and results of operations of such Company as of the date or for the periods indicated. All unaudited financial statements delivered pursuant to this ss.5.8 shall be prepared on a basis consistent with the Company's Financial Statements.

5.9 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing, each Party to this Agreement will give prompt notice in writing to the other Party hereto of: (i) any information that indicates that any representation and warranty of such Party contained herein was not true and correct as of the date made, or will not be true and correct as of the Closing;
(ii) the occurrence of any event which could result in the failure to satisfy a condition specified in Article 6 or Article 7 hereof, as applicable; (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; and (iv) in the case of the Stockholders and the Company, any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Company Agreement set forth on SCHEDULE 2.15. The Company and the Stockholders will: (a) promptly advise SAG of any event that has, or could reasonably be expected in the future to have, a Material Adverse Effect on the Company; (b) confer on a regular and frequent basis with one or more designated representatives of SAG to report operational matters and to report the general status of ongoing operations; and (c) notify SAG of any emergency or other change in the normal course of business or relating to the Owned Real Property or the Leased Real Property or Improvements of the Company and the Stockholder Real Property and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority or adjudicatory proceedings involving the Company, the Owned Real Property, the Leased Real Property or the Improvements or the Stockholder Real Property and will keep SAG fully informed of such events and permit SAG's representatives access to all materials prepared in connection therewith. Each Stockholder shall give prompt notice to SAG of any notice or other communication from any third Person asserting any right, title or interest in any of the Target Shares held by such Stockholder, including, without limitation, any threat to commerce, or notice of the commencement of any action or other proceeding with respect to the Target Shares, or the occurrence of any other event of which such Stockholder has Knowledge which could result in any failure to consummate the sale of the Target Shares as contemplated hereby.

5.10 ASSURANCE BY THE STOCKHOLDERS. Each Stockholder shall use its Best Efforts to cause the Company to comply with its respective covenants set forth in this Agreement.

5.11 ANTITRUST IMPROVEMENTS ACT COMPLIANCE. SAG, the Stockholders and the Company, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by the respective "ultimate parent" entities under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. SAG shall prepare all of the filings required pursuant to this Section 5.11 and SAG shall pay the Hart-Scott-Rodino Act filing fee relating to such filings, provided, however, that each Party shall pay the attorney's, consulting, accounting and other consulting fees or expenses in connection with the preparation of each respective Person's filing. The Parties shall use their Best Efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date, and to resist vigorously, at SAG's expense (including, without limitation, the institution or defense of legal proceedings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; provided, however, that if SAG shall determine that continuing such resistance is not in its best interest, SAG may, by written notice to the other Parties, terminate this Agreement with the effect set forth in SS.8.2 hereof.

5.12 USE OF BUSINESS NAME. After the Closing Date, SAG and the Company may use the names "Day's Chevrolet" in connection with business of the Company. After the Closing, none of the Stockholders nor any of their Affiliates shall use the names "Day's Chevrolet" in connection with the sale or servicing of new or used automobiles, light-duty trucks or any other motorized vehicles.

5.13 RELATED PARTY/STOCKHOLDERS LOAN. On or before the Closing Date, the Stockholders shall cause the Company to pay, and the Company shall pay, all outstanding principal and all accrued but unpaid interest on any related Party/Stockholder Loans (the "Stockholder Loans"). For purposes of this Section, the Stockholder Loans shall mean the loans to the Company from Stockholders and their Affiliates as set forth on such Company's 1997 Balance Sheet and listed on
SCHEDULE 5.13.

5.14 STOCK RESTRICTION AGREEMENT. Prior to the Closing Date, any and all stock restriction agreements, buy/sell agreements, shareholder agreements or other similar agreements of the Company (the "Stock Restriction Agreement") shall be terminated in accordance with its terms and the parties thereto shall have released any and all claims arising under or relating to the Stock Restriction Agreement and its termination.

5.15 PERSONAL ITEMS. The Parties acknowledge and agree that the Stockholders may retain certain personal items (which items are not reflected as assets on any of the Company's balance sheets and will not be reflected as assets on the Closing Date Balance Sheet of the Company). These items will include personal pictures, awards and mementos.

5.16 LIABILITY FOR TRANSFER TAXES. Except for Tax that may become due as a result of SAG's or Sub's election under Section 338(h)(10) of the Code pursuant to Section 10.2 hereof, Stockholders shall be responsible for the timely payment of, and shall indemnify and hold harmless SAG and Sub against, all income, sales (including without limitation bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes") arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Stockholders shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including without limitation all notices required to be given with respect to bulk sales taxes), provided that Sub shall be permitted to prepare any such tax returns that are the primary responsibility of Sub under applicable law.

5.17 RELEASE BY STOCKHOLDERS. The Stockholders hereby agree and confirm that they hereby fully release, acquit and forever discharge the Company, together with the Company's successors, assigns, affiliates, parent and related parties, from any and all Claims, except for compensation payable to the Stockholders by the Company for the most recent standard payroll period (based upon the Company's standard practices) which have not been paid plus the reasonable reimbursable expenses based upon the past practices of the Company.

5.18 COOPERATION IN PREPARATION OF REGISTRATION STATEMENT. The Company and the Stockholders shall furnish or cause to be furnished to SAG and the underwriters of the SAG IPO (the "Underwriters") all of the information concerning the Company and the Stockholders required for inclusion in, and will cooperate fully and completely with SAG, SAG's legal counsel, SAG's accountants and the Underwriters in the preparation of, the Registration Statement and the prospectus included therein (including any and all audited financial statements, as required by the applicable securities laws and regulations, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement). SAG shall be responsible for and reimburse the Company and/or Stockholders for the reasonable expenses and fees the Company and/or the Stockholders may incur in connection with their compliance with this Section 5.18.

5.19 REAL ESTATE RELATED OBLIGATIONS. The Stockholders covenant and agree that on or prior to the Closing Date, the Stockholders or the entity designated by the Stockholders as the transferee of the Dealership Real Estate shall have assumed any and all outstanding debt, mortgage or other indebtedness of any kind encumbering and/or associated with the real estate so that the Company is completely and unconditionally released from all of such debt, mortgage or other indebtedness of any kind. On or prior to the Closing Date, the Stockholders shall provide written evidence to SAG and/or Sub, in a form reasonably satisfactory to SAG and/or Sub, that the conditions and requirements set forth in this Section 5.19 have been fulfilled.

                                    ARTICLE 6
       CONDITIONS TO THE OBLIGATIONS OF SAG AND SUB TO EFFECT THE CLOSING

         The Obligations of SAG and Sub required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by SAG and Sub in writing as provided herein except as otherwise required by applicable law:

6.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of the Company and the Stockholders required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Sub shall have received a certificate, dated the Closing Date and duly executed by the Stockholders and the Company, to the effect that the conditions set forth in the two preceding sentences have been satisfied.

6.2      AUTHORIZATION;  CONSENT.

         (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Company. All filings required to be made under the Hart-Scott-Rodino Act in connection with transactions contemplated hereby shall have been made, and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

         (b) All notices to, and declarations, filings and registrations with Governmental Authorities, and all Government Approvals and all third persons, including, but not limited to, all automobile manufacturers with whom the Company has a franchise agreement (or comparable agreement), required to consummate the transactions contemplated hereby and all other consents or waivers shall have been made or obtained.

6.3 OPINIONS OF THE COMPANY'S AND THE STOCKHOLDER'S COUNSEL. SAG and Sub shall have been furnished with the opinion of the Company's and the Stockholders' counsel, dated the Closing Date, in a form as set forth on EXHIBIT B attached hereto and incorporated herein.

6.4 ABSENCE OF LITIGATION. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect: (a) that prevents or delays the consummation of any of the transactions contemplated hereby; or (b) would impose any limitation on the ability of SAG or Sub effectively to exercise all rights of ownership of the Target Shares. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or the Transaction Documents or seeking damages in connection therewith which SAG or Sub, in good faith and with the advice of counsel, believes it makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

6.5 NO MATERIAL ADVERSE EFFECT. During the period from the date of the 1997 Balance Sheet to the Closing Date, there shall not have been any Material Adverse Effect on the Company, other than payments to Stockholders in accordance with the terms of this Agreement.

6.6 REGISTRATION STATEMENT. SAG shall have filed with the SEC a registration statement on Form S-1 (the "Registration Statement") covering the offer and sale of the SAG IPO Stock. The Registration Statement shall have been declared effective by the SEC and the underwriters named therein shall have agreed to acquire, subject to the conditions set forth in the underwriting agreement, shares of SAG IPO Stock. The closing of the sale of the SAG IPO Stock to the underwriters shall have occurred simultaneously with the Closing hereunder.

6.7 COMPLETION OF DUE DILIGENCE. SAG and Sub shall have completed their due diligence examination of the Company, and the results of such examination shall be satisfactory to SAG and Sub.

6.8 REAL ESTATE LEASE AGREEMENT. The Stockholders or the entity designated by the Stockholders as the transferee of the Dealership Real Estate and the Company or its assignee shall have entered into a real estate lease agreement (the "Dealership Lease") upon terms that are mutually acceptable to the Parties.

6.9 BOARD APPROVAL. The Board of Directors of SAG and Sub shall have approved the consummation of all of the transactions contemplated by this Agreement.

6.10 CERTIFICATES. The Stockholders and officers of the Company shall have furnished SAG and Sub with certificates, dated as of the Closing Date, executed by the Stockholders and said officers certifying to the fulfillment of the conditions set forth in Sections 6.5 and 6.14, and shall have furnished SAG and the Sub with such any other certificates of its officers as SAG and the Sub may reasonably request to evidence compliance with the conditions set forth in this Article 6.

6.11 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Stockholders and the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Stockholders and the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for SAG and Sub.

6.12 APPROVAL OF MANUFACTURER AND DISTRIBUTOR. The Chevrolet Motor Division of General Motors Corporation shall have consented to, authorized and approved the transactions contemplated by this Agreement on reasonable terms that are acceptable to SAG and Sub in their sole discretion.

6.13 EMPLOYMENT AGREEMENT; NON-COMPETITION AGREEMENTS. The Sub, the Company and Mr. Calvin Diemer shall have entered into an employment agreement in the form attached hereto as EXHIBIT C (the "Employment Agreement") and a non-competition agreement in the form attached hereto as EXHIBIT D ("Non-Competition Agreement").

6.14 ENVIRONMENTAL LAWS. The Company shall be in material compliance with all applicable Environmental laws.

6.15     LEASE TERMINATION AGREEMENT/MEMORANDUM OF LEASE/CONSENTS AND
ESTOPPELS. The appropriate parties shall have executed a lease termination agreement and a memorandum of lease with respect to each Lease listed in
SCHEDULE 2.10 in form and substance satisfactory to SAG and the Company. Alternatively, Buyer shall have received consents from the lessor of each such Lease to the assignment of such Lease to Buyer, to the extent such consent is required by such applicable Lease. Buyer shall also have received estoppel certificates addressed to Buyer from the lessor of each Lease, dated within thirty (30) days prior to the Closing Date, identifying the Lease documents and any amendments thereto, stating that the Lease is in full forced and effect and that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by Buyer.

6.16 RESIGNATION OF THE COMPANY'S DIRECTORS. Each of the persons who is a director of the Company on the Closing Date shall have tendered to Sub in writing his or her resignation as such in form and substance satisfactory to SAG.

6.17 SCHEDULES. The Company and the Stockholders shall have delivered to SAG and Sub all Schedules referred to in Articles 2 and 3 of this Agreement and such Schedules shall be acceptable in form and substance satisfactory to SAG and Sub.

6.18 SHARE CERTIFICATES. Certificates representing one hundred percent (100%) of the Target Shares of the Company shall have been, or shall at the Closing be, validly delivered and transferred to Sub, free and clear of any and all Liens.

6.19 NON-FOREIGN STATUS. Each of the Stockholders shall have provided Buyer with an affidavit of non-foreign status that complies with Section 1445 of the Code.

                                    ARTICLE 7
                CONDITIONS TO THE OBLIGATIONS OF THE STOCKHOLDERS
                              TO EFFECT THE CLOSING

         The obligations of the Stockholders and the Company required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Company and the Stockholders in writing as provided herein except as otherwise required by applicable law:

7.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Each of the representations and warranties of SAG and Sub contained in this Agreement shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of SAG and Sub required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Stockholders shall have received a certificate, dated the Closing Date and duly executed by an officer of SAG and of Sub to the effect that the conditions set forth in the preceding two sentences have been satisfied.

7.2      AUTHORIZATION OF THE AGREEMENT;  CONSENTS.

         (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Lease, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by SAG and Sub. All filings required to be made under the Hart-Scott-Rodino Act in connection with transactions contemplated hereby shall have been made, and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

         (b) All notices to, and declarations, filings and registrations with, Governmental Authorities, and all Governmental Approvals and all third persons, including, but not limited to, all automobile manufacturers with whom the Company has a franchise agreement (or comparable agreement), required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

7.3 OPINIONS OF SAG'S AND SUB'S COUNSEL. The Stockholders shall have been furnished with the opinion of The Whicker Law Firm, counsel to SAG and Sub, dated the Closing Date, in a form as set forth on EXHIBIT E attached hereto and incorporated herein.


7.4 ABSENCE OF LITIGATION. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby.

7.5 REAL ESTATE LEASE AGREEMENT. The Stockholders and the Company or its assignee shall have entered into the Dealership Lease.

7.6 CERTIFICATES. SAG and Sub shall have furnished the Stockholders with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article as may be reasonably requested by the Stockholders.

7.7 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of SAG or Sub under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of SAG or Sub in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Stockholders.

7.8 REGISTRATION STATEMENT. SAG shall have filed with the SEC the Registration Statement. The Registration Statement shall have been declared effective by the SEC and the underwriters named therein shall have agreed to acquire, subject to the conditions set forth in the underwriting agreement, shares of SAG IPO Stock. The closing of the sale of the SAG IPO Stock to the underwriters shall have occurred simultaneously with the Closing hereunder.

7.9 EMPLOYMENT AGREEMENT; NON-COMPETITION AGREEMENT. The Sub, the Company and Calvin Diemer shall have entered into the Employment Agreement and the Non-Competition Agreement.

                                    ARTICLE 8
                                   TERMINATION

8.1      TERMINATION. This Agreement may be terminated at any time prior to
Closing:

         (a) by written mutual consent of SAG, Sub and the Stockholders;

         (b) by either SAG, Sub or the Stockholders by written notice if the Closing shall not have taken place on or prior to Closing Date Deadline, as such date may have been extended pursuant to Section 1.1(d) hereof, or such other date as shall have been approved by SAG, Sub and the Stockholders in writing (provided that the terminating Party is not otherwise in material breach of its representation, warranties, covenants or agreements under this Agreement);

         (c) by SAG, Sub or the Stockholders if any court of competent jurisdiction in United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, any such order, decree, ruling or other action shall have become final and non-appealable;

         (d) by SAG or Sub if any of the conditions specified in Article 6 hereof have not been met or waived by SAG or Sub at such time as such condition is no longer capable of satisfaction (provided that neither SAG nor Sub is otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

         (e) by the Stockholders if any of the conditions specified in Article 7 hereof have not been met or waived by the Stockholders at such time as such condition is no longer capable of satisfaction (provided that neither the Stockholders nor the Company is otherwise in material breach of his or its representations, warranties, covenants or agreements under this Agreement); or

         (f) by either SAG, Sub or the Stockholders if there has been a material breach on the part of the other of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such breach.

         If SAG, Sub or the Stockholders shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effectuated by written notice to the other parties specifying the provision hereof pursuant to which such termination is made.

8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1 above, this Agreement shall forthwith become null and void, and none of the Parties hereto or any of their respective officers, directors, employees, agents, affiliates, consultants, stockholders or principals shall have any liability or obligation hereunder or with respect hereto, except for
(a) any liability arising out of any breach of this Agreement prior to its termination; (b) the obligations contained in ss.5.1 hereof, and (d) as set forth below in this Section 8.2:

                  (i) If this Agreement is terminated by the Stockholders or the Company pursuant to the provisions of Section 8.1(b) above, Sub shall, within five (5) days of written demand therefore by the Stockholders, pay to the Stockholders in immediately available funds, as liquidated damages for the loss of the transaction and not as a penalty, all reasonable attorneys' fees and expenses of Moore Ingram Johnson & Steele, LLP and all reasonable accountant's fees and expenses of Tarpley & Underwood, P.C. actually incurred by the Company in connection with the transactions contemplated hereby (the ("Expense Reimbursement") as presented to SAG in written itemized billing statements, provided, however, that neither Sub nor SAG shall be required or obligated hereby to pay any Expense Reimbursements that exceed, in the aggregate, the sum of One Hundred Thousand Dollars ($100,000).

                  (ii)     Notwithstanding anything to the contrary contained in
                           Section 8.2(i) hereof or elsewhere in this Agreement, no Expense Reimbursement shall be due hereunder if the Closing does not occur on or before the Closing Date due to any of the following reasons: (A) all Government Approvals required to consummate the transactions contemplated hereby have not been obtained by SAG or Sub; (B) SAG or Sub have not received all necessary consents or approvals from automobile manufacturers with whom the Company has a franchise agreement (or comparable agreement), or SAG or Sub have provided reasonable written evidence to the Stockholders that such consents or approvals are on terms and conditions which are not comparable with or substantially similar in form to the terms and conditions of said manufacturer's consents or approvals in other similar transactions that occurred during the twelve (12) month period immediately preceding the date hereof; (C) due to any war, natural disaster or other acts of God; (D) the legal and/or financial due diligence of SAG and Sub reveals any matter which, in the reasonable opinion of SAG, are material; (E) there has been a material breach on the part of the Company or any Stockholder of any of the Company's or any Stockholder's representation, warranty, covenant or agreement set forth in this Agreement; or (F) the conditions set forth in Section
                           6.6 (Registration Statement) hereof have not been fulfilled for any reason whatsoever.

                  (iii) The Expense Reimbursement shall be the sole and exclusive remedy of Stockholders and the Company for damages as a result of a breach of this Agreement. Because the actual damages that the Stockholders and the Company would sustain if any of SAG or Sub breaches its obligations under this Agreement are uncertain and would be impossible or very difficult to ascertain accurately, the Parties agree in good faith that the Expense Reimbursement would be reasonable and just compensation for the harm caused by such breach. Therefore, the Stockholders and the Company acknowledge and agree to accept said Expense Reimbursement, if due and paid hereunder, as liquidated damages, and not as a penalty, in the event of a breach by SAG or Sub. Notwithstanding anything to the contrary contained herein, this Section 8.2(d)(iii) shall not affect the Parties' remedies under Section 1.8 (Price Protection) hereof.

                                    ARTICLE 9
                          INDEMNIFICATION AND SURVIVAL

9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties, and the Closing contemplated herein, only to the extent specified below:

         (a) the representations and warranties contained in ss.2.1 (Organization & Good Standing), ss.2.2 (Subsidiaries), ss.2.3 (Capitalization), ss.2.4 (Authority; Approval & Consents), ss.2.11 (Environmental), ss.2.26 (Disclosures), ss.3.1 (Ownership of Target Shares), ss.3.2 (Authority), 3.4 (Investment), ss.4.1 (Organization & Good Standing), ss. 4.2 (Authority; Approval & Consents) and ss.4.4 (Disclosures) shall survive without limitation; and

         (b) the representations and warranties contained in ss.2.8 (Taxes) shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations; and

         (c) all representations and warranties other than those listed in Sections 9.1(a) and 9.1(b) above shall survive for a period of one (1) year following the Closing Date.

9.2      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

         (a) In the event the Stockholders breach (or in the event any third party alleges facts that, if true, would mean the Stockholders had breached) any of their representations, warranties and covenants contained herein (other than the covenants in Article 1 and ss.5.1 above and the representations and warranties in the sections listed in ss.9.1(a) and ss.9.1(b) above), and, if there is an applicable survival period pursuant to ss.9.1 above, provided that SAG or Sub make a written claim for indemnification against the Stockholders pursuant to ss.9.4 below within such survival period, then the Stockholders agree to indemnify SAG and Sub from and against the entirety of any Adverse Consequences SAG and Sub may suffer through and after the date of the claim for indemnification (including any Adverse Consequences SAG and Sub may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that

             (i) the Stockholders shall not have any obligation to indemnify SAG and Sub from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any covenant, representation or warranty of the Stockholders listed in
                  Section 9.1(c) above (other than those in Article 1,ss.5.1 orss.2.6 (Absence of Undisclosed Liabilities) hereof) until SAG and Sub have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a TWO HUNDRED FIFTY THOUSAND Dollars ($250,000) aggregate threshold (at which point the Stockholders will be obligated to indemnify SAG and Sub from and against all such Adverse Consequences which are in excess of such $250,000) not to exceed a maximum dollar amount of FIVE MILLION DOLLARS ($5,000,000); and

                  (ii) the Stockholders shall not have any obligation to indemnify SAG and Sub from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Stockholders contained in ss.2.6 (Absence of Undisclosed Liabilities) hereof until SAG and Sub have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a TWO HUNDRED FIFTY THOUSAND Dollars ($250,000) aggregate threshold (at which point the Stockholders will be obligated to indemnify SAG and Sub from and against all such Adverse Consequences which are in excess of such $250,000) not to exceed the Merger Consideration amount.

         (b)      In the event the Stockholders breach their covenants in
Article 1 or ss.5.1 above or any of their representations and warranties listed in ss.9.1(a) above, and, if there is an applicable survival period pursuant to ss.9.1 above, provided that SAG or Sub make a written claim for indemnification against the Stockholders pursuant to ss.9.4 below within such survival period, then the Stockholders agree to indemnify SAG and Sub from and against the entirety of any Adverse Consequences SAG and Sub may suffer through and after the date of the claim for indemnification (including any Adverse Consequences SAG and Sub may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (c) The Stockholders agree to indemnify SAG and Sub from and against the entirety of any Adverse Consequences SAG and Sub may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for any Taxes of the Company with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable determined in a manner consistent with ss.10.4 to the portion of such period beginning before and ending on the Closing Date).

9.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE STOCKHOLDERS. In the event SAG or Sub breach any of their representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to ss.9.1 above, provided that the Stockholders make a written claim for indemnification against SAG or Sub pursuant to ss.9.4 below within such survival period, then SAG and Sub agree to indemnify the Stockholders from and against the entirety of any Adverse Consequences the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

9.4      MATTERS INVOLVING THIRD PARTIES.

         (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the

 Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedental custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with this ss.9.4: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (d) In the event any of the conditions in this ss.9.4 are or become unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.9.

9.5 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under Environmental Laws) any Party may have with respect to the Company or the transactions contemplated by this Agreement. The Stockholders hereby agree that they will not make any claim for indemnification against the Company by reason of the fact that any such Stockholder was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by SAG or Sub against the Stockholders (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable Legal Requirements, or otherwise).

9.6 TAX SAVINGS. Costs arising or resulting from any breaches of Stockholders or SAG hereunder shall be reduced to the extent of the amount of any tax savings resulting from the indemnified matter to which such costs relate which are actually realized (or can reasonably be expected to be realized in future years) by the Indemnified Party.

                                   ARTICLE 10
                                   TAX MATTERS

10.1 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Sub and Stockholders for certain tax matters following the Closing Date:

10.2 SECTION 338(H)(10) ELECTION. The Stockholders agree, if so directed by Sub or SAG, to join with Sub in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Company hereunder. The Sub agrees to determine prior to the Closing whether or not Sub will make a Section 338(h)(10) Election, and if Sub elects to make such a Section 338(h)(10) Election, then prior to or at Closing, Sub shall deposit into escrow, pursuant to an escrow agreement that is mutually acceptable to the Parties, any additional tax liability (as compared to the tax liability of the Stockholders absent a Section 338(h)(10) Election) that will directly result solely from the making of the Section 338(h)(10) Election, and such escrow agreement shall provide that the Stockholders shall receive said escrowed taxes in the event such additional taxes become due and payable as a result of said Section 338(h)(10) Election.

10.3     TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE.

         (a) Stockholders shall prepare or cause to be prepared and file or cause to be filed the final S corporation income tax returns of the Company, and Stockholders shall provide copies of said returns to SAG within ten (10) business days of the date such returns have been filed. In the event Stockholders fail to timely file said income tax returns (or properly request extension for the filing date thereof), then SAG shall be authorized to prepare or file such income tax returns of the Company.

         (b) Sub shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than the income tax returns of the Company described in Section 10.3(a) hereof) for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Stockholders shall reimburse Sub for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Sub or the Company of such Taxes.

10.4 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Sub shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Stockholders shall pay to Sub within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall: (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

10.5     COOPERATION ON TAX MATTERS.

         (a) Sub, the Company and Stockholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Stockholders agree: (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Sub or Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the any other Party so requests, the Company or Stockholders, as the case may be, shall allow the other Party to take possession of such books and records.

         (b) Sub and Stockholders further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Sub and Stockholders further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

10.6 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Stockholders when due, and Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sub will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.


                                   ARTICLE 11
                                  MISCELLANEOUS


11.1     FEES AND EXPENSES.

         (a) Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby through the Closing Date shall be paid by the Party incurring such fees, costs or expenses; provided, however, that (i) Buyer shall pay the fees and expenses payable to the Accountants for financial audits of the Company performed by the Accountants, and (ii) if the Closing does not occur and ss.5.5 hereof is breached, then the Stockholders shall pay to SAG, within five (5) Business Days after receipt of a request therefor, an amount equal to all of the reasonable legal and other fees, costs and expenses incurred by SAG in conjunction with this Agreement and the transactions contemplated hereby, provided, however, that the Stockholders shall not be required or obligated hereby to pay any such legal or other fees, costs or expenses that exceed, in the aggregate, the sum of One Hundred Thousand Dollars ($100,000).

         (b) Notwithstanding anything to the contrary in Section 11.1 (a), the Company may pay the reasonable fees, costs and expenses of Stockholders in connection with the transactions contemplated hereby, provided, however, that the Stockholders, and not the Company, must pay and all fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby which are payable to any brokers, attorneys, advisers or other consultants for personal services provided by such persons to the Stockholders.

11.2     RIGHT OF FIRST REFUSAL.

         (a) GRANT OF RIGHT OF FIRST REFUSAL. SAG does hereby grant to Stockholders a right of first refusal (the "ROFR") for the purchase of all of the then outstanding stock or substantially all of the assets of the Company upon the terms and conditions set forth in this Section 11.2, said ROFR to be exercisable only during the ROFR Period, as hereinafter defined.

         (b) ROFR PERIOD. The ROFR may be exercised by the Stockholders, upon the terms and conditions set forth in this Section 11.2, at any time during the period (herein referred to as the "ROFR Period") commencing after the Closing Date and continuing for so long as Mr. Calvin Diemer is an employee of SAG, Sub, the Company or any of their Affiliates or Associates.

         (c)      EXERCISE OF ROFR.

                  (i) SAG shall give written notice to Stockholders, as hereinafter provided, of each and every Original Offer (as that term is hereinafter defined) received and intended to be accepted by SAG for the sale of all of outstanding stock of the Company or substantially all of the assets of the Company. For purposes herein, the term "Original Offer" shall mean and refer to a bona fide written offer to purchase all of the stock or substantially all assets of only the Company (and no other Affiliate or Associate of the Company, SAG, or Sub) received by SAG or SAG's Affiliates or Associates during the ROFR Period from any person setting forth in detail the true and complete terms and conditions of such offer. The Parties expressly acknowledge and understand that the ROFR shall apply only to an offer which proposes to acquire only the Company (i.e. the single dealership known as of the date hereof as Day's Chevrolet, Inc.) and the Stockholders shall not have a ROFR with respect to any offer that proposes to acquire any or all stock or any or all assets of the Company as part of a larger acquisition that includes any other Affiliates, Associates or related entities of SAG.

                  (ii) Before SAG shall agree to accept any such Original Offer or otherwise agree to sell all of the then outstanding stock or substantially all of the assets of the Company (such stock or assets which are the subject of an Original Offer being hereinafter referred to as the "Subject Property") to any Person during the ROFR Period, SAG shall, by giving written notice to Stockholders, offer (hereinafter referred to as the "Offer") the Subject Property to Stockholders at a purchase price or consideration equal to the highest price or consideration of the range of prices contemplated by or negotiated between SAG and the Person making the Original Offer.

                  (iii) No later than three (3) business days after the date on which SAG provides the Offer to the Stockholders (the "Election Period"), the Stockholders may elect to acquire the Subject Property upon the terms and conditions set forth in any such Offer by (A) providing written notice of such election to SAG (the "Acceptance Notice")(such notice to be received by SAG within the Election Period), and (B) paying the sum of One Hundred Thousand Dollars ($100,000) to SAG within the Election Period as a non-refundable earnest money deposit which shall be credited toward the purchase price of the Subject Property.

                  (iv) In the event Stockholders shall elect to acquire the Subject Property in accordance with the provisions herein set forth, acceptance of any such Offer shall be deemed to create a legally binding contract for the acquisition of the Subject Property by Stockholders upon the terms and conditions set forth in said Offer, and the closing of such acquisition of the Subject Property shall be consummated no later than ninety (90) days after the date on which SAG receives the Acceptance Notice.

                  (v) In the event Stockholders shall fail to give notice to SAG of their election to acquire the Subject Property within the Election Period, SAG shall be free to accept the Original Offer from such other Person, upon the terms and conditions therein set forth, at any time thereafter. In the event the transaction contemplated by the Original Offer is not consummated for any reason, SAG and the Subject Property which is the subject matter of such Original Offer shall again be subject to the restrictions imposed by this Section 11.2.

         (d) ASSIGNMENT; SURVIVAL. Stockholders' rights and duties under this Section 5.1 shall not be transferable or assignable (either in whole or in part, voluntarily or by operation of law) by Stockholders. The terms, conditions and provisions of this Section 5.1 shall survive the Closing until the expiration of the Offer Period.

11.3 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

11.4 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission or mailed by registered or certified mail, postage prepaid and return receipt requested), as follows:

         If to the Company before the Closing Date:

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

         with a copy to:
                  Matthew J. Howard, Esq. and Daniel A. Landis, Esq. MOORE INGRAM JOHNSON & STEELE, LLP
                  192 Anderson Street
                  Marietta, Georgia 30060
                  Phone: 770-429-1499

                  Fax: 770-429-8631

         If to the Company after the Closing Date:

                 -------------------------------------

                --------------------------------------

                 -------------------------------------

                 -------------------------------------

         with a copy to:

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

         If to the Stockholders:

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

         with a copy to:

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

                 -------------------------------------

         If to SAG or Sub:
                  Sunbelt Automotive Group, Inc.
                  2150 Cobb Parkway
                  Smyrna, GA   30080

         with a copy to:
                  Stephen C. Whicker, Esq.
                  THE WHICKER LAW FIRM
                  6111 Peachtree Dunwoody Road/Suite 102-D Atlanta, GA 30328

         with an additional copy to:
                  David S. Cooper, Esq.
                  SCHNADER HARRISON SEGAL & LEWIS LLP
                  SunTrust Plaza/Suite 2800
                  303 Peachtree Street, N.E.
                  Atlanta, GA   30308-3252

or such other address as shall be furnished in writing by such Party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or (3) days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

11.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure the benefit of the Parties hereto (and with respect to the Stockholders, the personal representatives and heirs of the Stockholders) and their respective successors and permitted assigns, and the provisions of
Article 9 hereof shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties. Notwithstanding the foregoing, SAG and Sub shall have the unrestricted right to assign this Agreement and to delegate all or any part of their obligations hereunder to any Affiliate of SAG, but in such event SAG shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

11.6 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) and the Transaction Documents embody the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings between the Parties with respect thereto and all prior drafts of this Agreement and the Transaction Documents. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or in the Transaction Documents.

11.7 WAIVER AND AMENDMENTS. Each of the Stockholders, the Company, SAG and Sub may by written notice to the other Parties: (a) extend the time for the performance of any of the obligations or other actions of the other Parties; (b) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement; (c) waive compliance with any of the covenants of the other Parties contained in this Agreement; (d) waive performance of any of the obligations of the other Parties created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.


11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply.

11.10 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

11.11 SCHEDULES. Disclosure of any matter in any Schedule hereto or in the Financial Statements shall be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Agreement or Schedule to this Agreement.

11.12 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.13 REMEDIES. None of the remedies provided for in this Agreement, including termination of this Agreement as set forth in Article 8, the payment of certain fees, costs and expenses as set forth in ss.11.1 or the specific performance as set forth in ss.5.1, shall be the exclusive remedy of either Party for a breach of this Agreement, the Parties hereto having the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

11.14 TIME IS OF THE ESSENCE. Time is of the essence for purposes of this Agreement.

11.15    CERTAIN DEFINITIONS.

         "Accountants" has the meaning set forth in ss.1.6 hereof.

         "Accounting Principles" has the meaning set forth in ss.1.6 hereof.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Associate" used to indicate a relationship with any Person means: (i) any corporation, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of thirty percent (30%) or more of: (1) any class or type of equity securities or other profits interest; or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity.

         "1997 Balance Sheet" has the meaning set forth in ss.2.5 hereof.

         "Basis" means any past or present fact, situation, circumstance, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Best Efforts" shall be deemed to not include any obligation on the part of any Person to undertake any liabilities, expend any funds or perform acts (except liabilities, expenditures or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such Person; provided, however, that notwithstanding the foregoing, the term "best efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in conjunction with such obligation or the transactions contemplated hereby.

         "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under federal law.

         "Cash Consideration" has the meaning set forth in ss.1.1(e)(i) hereof.

         "Claims" shall mean any and all claims, demands, suits, proceedings, actions or causes of action of any kind or character whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, direct or indirect, however arising, whether arising at law or in equity, or pursuant to administrative rule or regulation or otherwise.

         "Closing" has the meaning set forth in ss.1.1(c)(i) hereof.

         "Closing Date" has the meaning set forth in ss.1.1(c) (iii) hereof.

         "Closing Date Balance Sheet" has the meaning set forth in ss.1.6 hereof.

         "Closing Date Deadline" has the meaning set forth in ss.1.1(d) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Agreement" has the meaning set forth in ss.2.15 hereof.

         "Compensation Commitment" has the meaning set forth in ss.2.18(a) hereof.

         "Confidential Information" means all information concerning a given Party obtained by another Party in connection with the transactions contemplated by this Agreement, including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, information relating to sales records, profit and performance reports, sales and training manuals, selling and pricing procedures, financing methods, the special demands of particular customers, the current and anticipated demands of particular customers, specifications of any new products or services under development, and any other such information treated by the Party providing the Confidential Information as being confidential or labeled "Confidential," as well as all physical embodiments of any of the foregoing, except information (i) ascertainable or obtained from public information; (ii) received from a third party not employed by or otherwise affiliated with the Party providing such Confidential Information; or (iii) which is or becomes known to the public other than through a breach by the receiving Party any of the receiving Party's representatives of this Agreement.

         "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

         "Controlled Group of Corporation" has the meaning set forth in Code ss.1563.

         "Dealership Leases" has the meaning set forth in ss.6.8 hereof.

         "Dealership Real Estate" has the meaning set forth in ss.6.8 hereof.

         "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Employment Agreement" has the meaning set forth in ss.6.14 hereof.

         "Employment and Labor Agreement" has the meaning set forth in ss.2.16 hereof.

         "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Plans" means all Employee Pension Benefit Plans and Employee Welfare Benefit Plans of the Company.

         "Expense Reimbursement" has the meaning set forth in ss.8.2(d)(i) hereof.

         "Factory Statements" has the meaning set forth in ss.2.5(b) hereof.

         "Fiduciary" has the meaning set forth in ERISA ss.3(21).

         "Financial Statement" has the meaning set forth in ss.2.5 hereof.

         "Floor Plan Assets" means the Company's actual inventory of financed automobiles, plus its contracts in transits, plus its current (not over ninety
(90) days) fleet car receivables.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government, including without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator of competent jurisdiction and any self-regulatory organization.

         "Governmental Approval" means any Consent of, with or to any Governmental Authority.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" means, collectively: (i) those substances included within the definitions of or identified as "hazardous chemicals," "hazardous waste," "hazardous substances," "hazardous materials," "toxic substances" or similar terms in or pursuant to, without limitation: the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss.9601 et seq. ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 State, 1613); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss.6901 et seq.) ("RCRA"); the Occupational Safety and Health Act of 1970 (29 U.S.C. ss.651 et seq.) ("OSHA"); and the Hazardous Materials Transportation Act (49 U.S.C. ss.1801 et seq. ("HWA"), and in the regulations promulgated pursuant to such laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains: (A) petroleum, including crude oil or any fraction thereof, natural gas or synthetic gas usable for fuel or any mixture thereof; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ss.1251 et seq. (33 U.S.C. ss.1317) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. ss.1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated or classified as hazardous, toxic or as "special wastes" under any Environmental, Health and Safety Requirements.

         "Improvements" has the meaning set forth in ss.2.10 hereof.

         "Indemnified Party" has the meaning set forth in ss.9.4 hereof.

         "Indemnifying Party" has the meaning set forth in ss.9.4 hereof.

         "Insider" shall mean the Stockholders, any director or officer of the Company, and any Affiliate, Associate or Relative of any of the foregoing persons.

         "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith;
(e) all trade secrets and confidential business information; (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "IRS" shall mean the Internal Revenue Service.

         "Judgment" has the meaning set forth in ss.2.9 hereof.

         "Knowledge" means actual knowledge after reasonable investigation and, with respect to any corporation, partnership, company or other entity, shall include the knowledge of such entity's officers, directors, managers and employees with responsibility over the relevant subject matter.

         "Leased Real Property" has the meaning set forth in ss.2.10(b) hereof.

         "Legal Requirements" means laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Liens" shall mean any mortgages, pledges, title defects or objections, liens, claims, security interests, conditions and installment sale agreements, encumbrances or charges of any kind.

         "Material Adverse Effect" shall mean any change in, or effect on, the Company (including the business thereof) which is, or could reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Company.

         "Merger Consideration" has the meaning set forth in ss.1.1(e) hereof.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Non-Competition Agreement" has the meaning set forth in ss.6.14 hereof.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Out of Trust" shall have the meaning commonly ascribed to such term in the automotive business and relates to the floor plan of the Company's new and used cars.

         "Owned Real Property" has the meaning set forth in ss.2.10(a) hereof.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permits" means franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations.

         "Permitted Liens" means: (a) Liens reserved against in the Company's 1997 Balance Sheet, to the extent so reserved; (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP; or (c) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or materially interfere with the use thereof as currently used or contemplated to be used.

         "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other incorporated or unincorporated organization or entity and any governmental entity or any department or agency thereto.

         "Prohibited Transaction" has the meaning set forth in ERISA ss.406 and Code ss.4975.

         "Relative" of a Person shall mean such Person's spouse, parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

         "Reportable Event" has the meaning set forth in ERISA ss.4043.

         "SAG" has the meaning set forth in the preface above.

         "SAG IPO" shall mean the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933.

         "SAG IPO Share Price" shall mean the price per share of each share of common stock offered pursuant to the SAG IPO.

         "SAG IPO Stock" shall mean shares of common stock offered pursuant to the SAG IPO.

         "SAG Common Stock" shall mean the unregistered, $0.001 par value, authorized common stock of SAG.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Stock Consideration" has the meaning set forth in ss.1.1(e)(ii).

         "Stockholder Loans" has the meaning set forth in ss.5.13 hereof.

         "Stock Restriction Agreement" has the meaning set forth in ss.5.14 hereof.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. "Subsidiaries" shall mean more than one Subsidiary.

         "Surviving Corporation" has the meaning set forth in ss.1.1(a) hereof.

         "Target Shares" has the meaning set forth in the preface above.

         "Transaction Documents" has the meaning set forth in ss.2.4 hereof.

         "Transfer Taxes" has the meaning set forth in ss.5.16 hereof.

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including property taxes paid by the Company pursuant to any lease), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss.9.4 hereof.

         "Underwriters" has the meaning set forth in ss.5.18 hereof.

                                      *      *      *

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

ATTEST:                                                       SUNBELT AUTOMOTIVE GROUP, INC.

BY:       /s/     STEPHEN C. WHICKER                          BY:               /s/ CHARLES K. YANCEY
         ------------------------------------------------              -------------------------------------------------
         Name:    Stephen C. Whicker                                   Name:    Charles K. Yancey
         Title:   Secretary & General Counsel                                   Title:  Chief Executive Officer




                                             (Signatures Continued on Following Page)
                                             (Signatures Continued From Previous Page)

SUB:
ATTEST:                                                       BAG GEORGIA IV, INC.

BY:       /s/     STEPHEN C. WHICKER                          BY:               /s/ CHARLES K. YANCEY
         ------------------------------------------------              -------------------------------------------------
         Name:    Stephen C. Whicker                                   Name:    Charles K. Yancey
         Title:   Secretary & General Counsel                                   Title:  Chief Executive Officer


THE COMPANY:

ATTEST:                                                       DAY'S CHEVROLET, INC.

BY:      /s/     REBECCA D. DIEMER                            BY:               /s/ CALVIN L. DIEMER
         ------------------------------------------------              -------------------------------------------------
         Name:    Rebecca D. Diemer                                    Name:    Calvin L. Diemer
         Title:   Secretary                                            Title:   President

THE STOCKHOLDER(S):

WITNESS:                /s/ DANIEL LANDIS                              /s/      CALVIN DIEMER             [SEAL]
                  ------------------------------              --------------------------------------------
                  Name:    Daniel Landis                      Name: CALVIN DIEMER


WITNESS:                /s/ DANIEL LANDIS                              /s/      ALVIN DIEMER              [SEAL]
                  ------------------------------              --------------------------------------------
                  Name: Daniel Landis                         Name: ALVIN DIEMER

         Boomershine Automotive Group, Inc. unconditionally guarantees SAG's obligation to pay the
Expense Reimbursement as may be required pursuant to Section 8.2 of this Agreement.

                                                              BOOMERSHINE AUTOMOTIVE GROUP, INC.

ATTEST:

BY:       /s/     STEPHEN C. WHICKER                          BY:               /s/ CHARLES K. YANCEY
         -----------------------------------------------               ----------------------------------
         Name:    Stephen C. Whicker                                   Name:    Charles K. Yancey
         Title:   Assistant Secretary                                  Title:   Chief Executive Officer

                         SUNBELT AUTOMOTIVE GROUP, INC.
                          5901 PEACHTREE-DUNWOODY ROAD
                                  SUITE 250-B
                               ATLANTA, GA 30328

================================================================================

July 31, 1998


VIA HAND DELIVERY
-----------------

Day's Chevrolet, Inc.
4461 South Main Street
Acworth, Georgia 30101

Mr. Calvin Diemer
Day's Chevrolet, Inc.
4461 South Main Street
Acworth, Georgia 30101

Mr. Alvin Diemer
Day's Chevrolet, Inc.
4461 South Main Street
Acworth, Georgia 30101


     RE: Agreement and Plan of Merger and Reorganization entered into as of March 3, 1998 by and among Sunbelt Automotive Group, Inc. ("Sunbelt"), BAG GEORGIA IV, INC. ("Sub"), Day's Chevrolet, Inc. (the "Company") and Calvin Diemer and Alvin Diemer (collectively, the "Stockholders"), as amended by the Letter Amendment dated June 17, 1998 (the "Merger Agreement")


Dear Messrs. Diemer:

     This letter will confirm our agreement to make the following changes to the Merger Agreement. For ease of reference, all capitalized terms that are used but not expressly defined in this letter have the meanings given to them in the Merger Agreement, and the definitions of those terms in the Merger Agreement are incorporated by reference in this letter.

     1. Closing Date Deadline. In order to accommodate the consummation of the Sunbelt IPO contemplated as a Closing condition in Sections 6.6 and 7.8 of the Merger Agreement, we agree to extend the Closing Date Deadline to the earliest practicable date following the date of the funding of the Sunbelt IPO by Sunbelt's underwriters in accordance with the underwriting agreement, but no later than September 4, 1998; provided, however, that the effective date of the transactions contemplated by the Merger Agreement shall be July 31, 1998.

     2. Payment of Lock-Up Consideration. We have agreed that notwithstanding the provisions of the Merger Agreement, Sunbelt shall be obligated to pay the balance of the Lock-Up Consideration (which equals $45,000) to the Stockholders if and only if the Closing does not become effective on July, 31, 1998 as provided for herein. In the event that the Closing does not become effective on July 31, 1998, then Sunbelt shall pay the balance of the Lock-Up Consideration ($45,000) to the Stockholders on September 4, 1998 in immediately available funds.

     3. Payment of First Extension Consideration. We have agreed that notwithstanding the provisions of the Merger Agreement, Sunbelt shall be obligated to pay the First Extension Consideration (which equals $15,000) to the Stockholders if and only if the Closing does not become effective on July 31, 1998 as provided for herein. In the event that the Closing does not become effective on July 31, 1998, then Sunbelt shall pay the First Extension Consideration ($15,000) to the Stockholders on September 4, 1998 in immediately available funds.

     4. Payment of Second Extension Consideration. We have agreed that notwithstanding the provisions of the Merger Agreement, Sunbelt shall be obligated to pay the Second Extension Consideration (which equals $15,000) to the Stockholders if and only if the Closing does not become effective on July 31, 1998 as provided for herein. In the event that the Closing does not become effective on July 31, 1998, then Sunbelt shall pay the Second Extension Consideration ($15,000) to the Stockholders on September 4, 1998 in immediately available funds.

     5. Registration Statement. In the event that the Registration Statement of the Sunbelt IPO fails to become effective on or before August 13, 1998, then Sunbelt shall immediately pay to the Escrow Agent the balance of the balance of the Lock-Up Consideration, the First Extension Consideration, and the Second Extension Consideration.

     We agree that this letter agreement constitutes an amendment to the Merger Agreement, and that, except as modified by this letter agreement, the Merger Agreement remains in full force and effect.

     Please sign this letter in the space provided below to indicate your agreement with the foregoing, and return it to me for my files. The enclosed duplicate original of this letter is for your files.


                                   Sincerely,


                                   /s/ Charles K. Yancey

                                   Charles K. Yancey, on behalf of Sunbelt
                                   Automotive Group, Inc. and BAG
                                   GEORGIA IV, INC.


ACCEPTED AND AGREED TO THIS 31st DAY OF JULY, 1998.

                                   DAY'S CHEVROLET, INC.


                                   By: /s/ Calvin Diemer
                                       ----------------------------------
                                   Name: Calvin Diemer
                                   Title: President


                                   /s/ Calvin Diemer
                                   --------------------------------------
                                   CALVIN DIEMER


                                   /S/ Alvin Diemer
                                   --------------------------------------
                                   ALVIN DIEMER


cc:  Matthew J. Howard, Esq. (via fax)
     Daniel A. Landis, Esq. (via fax)
     Stephen C. Whicker, Esq.
     David S. Cooper, Esq.